Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SEACOAST BANKING CORPORATION OF FLORIDA

SEACOAST NATIONAL BANK

AND

PALM BEACH COMMUNITY BANK

Dated as of May 4, 2017

– i –

ARTICLE 5 – CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		43
5.1	Conditions to Obligations of Each Party	43
5.2	Conditions to Obligations of Seacoast	44
5.3	Conditions to Obligations of the Company	45
ARTICLE 6 – TERMINATION		46
6.1	Termination	46
6.2	Effect of Termination	48
ARTICLE 7 – MISCELLANEOUS		48
7.1	Definitions	48
7.2	Non-Survival of Representations and Covenants; Indemnification	57
7.3	Expenses	58
7.4	Termination Fee	58
7.5	Entire Agreement	59
7.6	Amendments	59
7.7	Waivers	60
7.8	Assignment	60
7.9	Notices	60
7.10	Governing Law	61
7.11	Counterparts	61
7.12	Captions	61
7.13	Interpretations	61
7.14	Severability	61
7.15	Attorneys’ Fees	61
7.16	Waiver of Jury Trial	61

– ii –

LIST OF EXHIBITS

Exhibit	Description

A	Form of Shareholder Support Agreement

B	Form of Claims Letter

C	Form of Restrictive Covenant Agreement

D	Form of Tax Insurance Policy

– iii –

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 4, 2017, by and among Seacoast Banking Corporation of Florida, a Florida corporation (“SBC”), Seacoast National Bank, a national banking association and wholly owned subsidiary of SBC (“SNB” and collectively with SBC, “Seacoast”) and Palm Beach Community Bank, a Florida chartered bank (the “Company”).

Preamble

WHEREAS, the Boards of Directors of SBC, which owns all of the outstanding shares of SNB, and the Company have approved this Agreement and the transactions described herein and have declared the same advisable and in the best interests of each of SBC and the Company and each of SBC’s and the Company’s shareholders;

WHEREAS, this Agreement provides for the acquisition of the Company by SBC pursuant to the merger of the Company with and into SNB (the “Merger”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Seacoast’s willingness to enter into this Agreement, (i) the Company’s directors, (ii) certain of the Company’s executive officers and (iii) beneficial holders of five percent (5%) or more of the outstanding shares of Company Common Stock set forth on Section A of the Seacoast Disclosure Letter, have executed and delivered to SBC an agreement in substantially the form of Exhibit A (the “Shareholder Support Agreement”), pursuant to which they have agreed, among other things, subject to the terms of such Shareholder Support Agreement, to vote the shares of Company Common Stock held of record by such Persons or as to which they otherwise have sole voting power to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

Certain terms used and not otherwise defined in this Agreement are defined in Section 7.1.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3 herein), the Company shall be merged with and into SNB in accordance with the provisions of 12 U.S.C. Section 215 and with the effect provided in 12 U.S.C. Section 215. SNB shall be the surviving bank (the “Surviving Bank”) resulting from the Merger and the separate existence of the Company shall thereupon cease. SNB shall continue to be governed by the Laws of the United States, and the separate existence of SNB with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

1.2 Time and Place of Closing. Unless otherwise mutually agreed to by SBC and the Company, the closing of the Merger (the “Closing”) shall take place in the offices of Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia 30309 at 10:00 a.m., Eastern Time, on the date which shall be no later than three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article 5 hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) when the Effective Time is to occur (the “Closing Date”).

1.3 Effective Time. The Merger shall take effect (the “Effective Time”) at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”). Subject to the terms and conditions hereof, the Parties shall use their reasonable best efforts to cause the Effective Time to occur on a mutually agreeable date following the date on which satisfaction or waiver of the conditions set forth in Article 5 has occurred (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions).

1.4 Conversion of Company Common Stock.

(a) At the Effective Time, in each case subject to Section 1.4(d) and excluding Dissenting Shares and subject to certain adjustments set forth in this Agreement, by virtue of the Merger and without any action on the part of the Parties or the holder thereof, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive: (i) the number of shares of SBC Common Stock that is equal to the Exchange Ratio (the “Stock Consideration”); and (ii) subject to the terms herein, $6.33 per share of Company Common Stock in cash (the “Cash Consideration”) which includes estimated costs and expenses related to the Tax Insurance Policy, including, but not limited to, all premiums, underwriting fees, taxes, professional fees, IRS filing fees, and any other amounts due to bind such policy, as set forth in Section 1.4(a) of the Seacoast Disclosure Letter (the “S-Corp Expenses”). At least ten (10) days prior to the Closing Date, the Company and Seacoast shall agree on a schedule setting forth the expected final S-Corp Expenses through the date immediately preceding the Closing Date (the “S-Corp Closing Statement”). In the event that the final S-Corp Expenses set forth on the S-Corp Closing Statement (i) exceed the amounts set forth in Section 1.4(a) of the Seacoast Disclosure Letter, the Cash Consideration shall be adjusted downward on an equivalent per share basis, accordingly, or (ii) are less than the amounts set forth in Section 1.4(a) of the Seacoast Disclosure Letter, the Cash Consideration shall be adjusted upward on an equivalent per share basis, accordingly. For the avoidance of doubt, the Exchange Ratio may be subject to adjustment based on the Seacoast Closing Price, as set forth in Section 7.1(a) and 6.1(h), and the Cash Consideration may be subject to adjustment, as set forth herein and in Sections 6.1(g) and 6.1(h). The Cash Consideration together with the Stock Consideration is referred to herein as the “Merger Consideration”. The consideration which all of the Company shareholders and option holders are entitled to receive pursuant to this Article 1 is collectively referred to herein as the “Aggregate Merger Consideration.”

(b) At the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate or electronic book-entry previously representing any such shares of Company Common Stock (the “Company Certificates”) shall thereafter represent only the right to receive the Merger Consideration and any cash in lieu of fractional shares pursuant to Section 1.4(c), and any Dissenting Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 2.3.

(c) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SBC Common Stock (after taking into account all Company Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SBC Common Stock multiplied by the Seacoast Closing Price less any applicable withholding Taxes. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

(d) If, prior to the Effective Time, the issued and outstanding shares of SBC Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Stock Consideration.

(e) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Company Common Stock held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist (together with the Dissenting Shares, the “Excluded Shares”).

1.5 SBC Common Stock. At and after the Effective Time, each share of SBC Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of SBC Common Stock and shall not be affected by the Merger.

1.6 Company Equity Awards. The Company shall take all actions necessary (including delivering all required notices and obtaining all necessary approvals and consents) to cause each Company Equity Award issued and outstanding immediately prior to the Effective Time to be terminated in exchange for an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Company Equity Award immediately prior to its termination, multiplied by (y) the excess, if any, of the value of the Merger Consideration, as finally determined as of the Effective Time, over the exercise price per share of the Company Equity Award. No Company Equity Award shall be outstanding as of the Effective Time, and no obligations to issue Company Equity Awards shall exist following the Effective Time. Prior to the Effective Time, the Company shall take all actions necessary to terminate the Company Stock Plans as of the Effective Time and to cause the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company to terminate and be of no further force and effect as of the Effective Time, and the Company shall ensure that following the Effective Time no person who was, immediately prior to the Effective Time, a holder of any Company Equity Award, a person for whom a future grant of a Company Equity Award had been approved, or a participant in any Company Stock Plan or other Company Benefit Plan, shall have any right thereunder to acquire any capital stock of SBC, SNB, or the Company, except as provided in Section 1.6 of this Agreement with respect to the Company Common Stock which such person received or became entitled to receive in accordance with the exercise of such Company Equity Award prior to the Effective Time.

1.7 Organizational Documents of Surviving Bank; Directors and Officers.

(a) The Organizational Documents of SNB in effect immediately prior to the Effective Time shall be the Organizational Documents of the Surviving Bank after the Effective Time until otherwise amended or repealed.

(b) The directors of SNB immediately prior to the Effective Time shall be the directors of the Surviving Bank as of the Effective Time. The officers of SNB immediately prior to the Effective Time shall be the officers of the Surviving Bank as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

1.8 Tax Consequences. It is the intention of the Parties to this Agreement that the Merger, for federal income Tax purposes, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Internal Revenue Code. The business purpose of the Merger is to combine two financial institutions to create a strong commercial banking franchise. SBC shall have the right to revise the structure of the Merger contemplated by this Agreement in order to assure that the Merger, for federal income Tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or to substitute an interim corporation that is wholly owned by SBC, which interim corporation may merge with and into the Company, provided, that no such revision to the structure of the Merger shall (a) result in any changes in the amount or type of the consideration that the holders of shares of Company Common Stock are entitled to receive under this Agreement or (b) adversely affect the Tax treatment of the Merger with respect to the Company shareholders as a result of the transactions contemplated by this Agreement. SBC may exercise this right of revision by giving written notice to the Company in the manner provided in Section 7.9, which notice shall be in the form of an amendment to this Agreement.

ARTICLE 2

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Procedures.

(a) Delivery of Transmittal Materials. Prior to the Effective Time, SBC shall appoint an exchange agent (the “Exchange and Paying Agent”) to act as exchange agent hereunder. At or immediately prior to the Effective Time, SBC shall deposit, or cause to be deposited, with the Exchange and Paying Agent (i) SBC Common Stock issuable pursuant to Section 1.4(a) in book-entry form equal to the aggregate SBC Common Stock portion of the Merger Consideration (excluding any fractional share consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate cash portion of the Merger Consideration, fractional share consideration and any dividends under Section 2.1(d). As promptly as practicable after the Effective Time (and within five Business Days), the Exchange and Paying Agent shall send to each former holder of record of shares of Company Common Stock, including holders of the Company Equity Awards who received Company Common Stock in accordance with the exercise of such Company Equity Awards prior to the Effective Time, but excluding the holders, if any, of Dissenting Shares, immediately prior to the Effective Time transmittal materials for use in exchanging such holder’s Company Certificates for the Merger Consideration (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of such Company Certificates (or effective affidavit of loss in lieu thereof as provided in Section 2.1(e)) to the Exchange and Paying Agent).

(b) Delivery of Merger Consideration. After the Effective Time, following the surrender of a Company Certificate to the Exchange and Paying Agent (or effective affidavit of loss in lieu thereof as provided in Section 2.1(e)) in accordance with the terms of the letter of transmittal, duly executed, the holder of such Company Certificate shall be entitled to receive in exchange therefor the Merger Consideration in respect of the shares of Company Common Stock represented by its Company Certificate or Certificates. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a Company Certificate so surrendered is registered, it shall be a condition to such payment that such Company Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such payment shall pay to the Exchange and Paying Agent any transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such Company Certificate, or establish to the reasonable satisfaction of the Exchange and Paying Agent that such Tax has been paid or is not payable. Payments to holders of Dissenting Shares shall be made as required by the FBCA.

(c) Payment of Taxes. The Exchange and Paying Agent (or, after the agreement with the Exchange and Paying Agent is terminated, SBC) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of SBC Common Stock) otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange and Paying Agent or SBC, as the case may be, is required to deduct and withhold under the Internal Revenue Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange and Paying Agent or SBC, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange and Paying Agent or SBC, as the case may be.

(d) Return of Merger Consideration to SBC. At any time upon request by SBC, SBC shall be entitled to require the Exchange and Paying Agent to deliver to it any remaining portion of the Merger Consideration not distributed within one (1) year of the Effective Time to holders of Company Certificates that was deposited with the Exchange and Paying Agent (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Exchange and Paying Agent, as directed by SBC), and holders shall be entitled to look only to SBC (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of SBC Common Stock and any dividends or other distributions with respect to SBC Common Stock payable upon due surrender of their Company Certificates, without any interest thereon. Notwithstanding the foregoing, neither SBC nor the Exchange and Paying Agent shall be liable to any holder of a Company Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Lost Company Certificates. In the event any Company Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate(s) to be lost, stolen or destroyed and, if required by SBC or the Exchange and Paying Agent, the posting by such Person of a bond in such sum as SBC may reasonably direct as indemnity against any claim that may be made against the Company or SBC with respect to such Company Certificate(s), the Exchange and Paying Agent will issue the Merger Consideration deliverable in respect of the shares of Company Common Stock represented by such lost, stolen or destroyed Company Certificates.

2.2 Rights of Former Company Shareholders. On or before the Closing Date, the stock transfer books of the Company shall be closed as to holders of Company Common Stock and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.1, each Company Certificate (other than the Company Certificates representing Excluded Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor and any cash in lieu of fractional shares of SBC Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.4(c), and any dividends or distributions to which such holder is entitled pursuant to this Article 2. No dividends or other distributions with respect to SBC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate with respect to the shares of SBC Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.4(c), and all such dividends, other distributions and cash in lieu of fractional shares of SBC Common Stock shall be paid by SBC to the Exchange and Paying Agent and shall be included in the Exchange Fund, in each case until the surrender of such Company Certificate in accordance with this Article 2. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Company Certificate there shall be delivered to the holder of an SBC stock certificate representing whole shares of SBC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if applicable, with a record date after the Effective Time theretofore paid with respect to such whole shares of SBC Common Stock and the amount of any cash payable in lieu of a fractional share of SBC Common Stock to which such holder is entitled pursuant to Section 1.4(c), and (ii) at the appropriate payment date, the amount of dividends or other distributions, if applicable, with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of SBC Common Stock. SBC shall make available to the Exchange and Paying Agent cash for these purposes, if necessary.

2.3 Dissenters’ Rights. Any Person who otherwise would be deemed a holder of Dissenting Shares (a “Dissenting Shareholder”) shall not be entitled to receive the applicable Merger Consideration with respect to the Dissenting Shares unless and until such Person shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the FBCA. Each Dissenting Shareholder shall be entitled to receive only the payment provided by the provisions of Sections 607.1301 through 607.1333 of the FBCA with respect to shares of Company Common Stock owned by such Dissenting Shareholder. The Company shall give SBC (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the FBCA. The Company shall not, except with the prior written consent of SBC, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Company Disclosure Letter. Prior to the execution and delivery of this Agreement, the Company has delivered to Seacoast a letter (the “Company Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the Company’s representations or warranties contained in this Article 3 or to one or more of its covenants contained in Article 4; provided, that (a) no such item is required to be set forth in the Company Disclosure Letter as an exception to any representation or warranty of the Company if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (b) the mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect with respect to the Company. Any disclosures made with respect to a subsection of Section 3.3 shall be deemed to qualify any subsections of Section 3.3 that contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other subsections. All representations and warranties of Seacoast shall be qualified by reference to Seacoast’s SEC Reports and such disclosures in any such SEC Reports or other publicly available documents filed with or furnished by Seacoast to the SEC or any other Governmental Authority prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors”, any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly forward-looking in nature).

3.2 Standards.

(a) No representation or warranty of any Party hereto contained in this Article 3 (other than the representations and warranties in (i) Section 3.3(c) and 3.4(c), which shall be true and correct in all respects (except for inaccuracies that are de minimis in amount), and (ii) Sections 3.3(b)(i), 3.3(b)(ii), 3.3(d) and 3.4(b)(i), which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and no Party shall be deemed to have breached any of its representations or warranties, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together in the aggregate with all other facts, circumstances or events inconsistent with such Party’s representations or warranties contained in this Article 3, has had or is reasonably likely to have a Material Adverse Effect on such Party; provided, that, for purposes of Sections 5.2(a) and 5.3(a) only, the representations and warranties which are qualified by references to “material,” “Material Adverse Effect” or to the “Knowledge” of any Party shall be deemed not to include such qualifications.

(b) Unless the context indicates specifically to the contrary, a “Material Adverse Effect” on a Party shall mean any change, event, development, violation, inaccuracy or circumstance the effect, individually or in the aggregate, of which is or is reasonably likely to have, (i) a material adverse impact on the executive management team, condition (financial or otherwise), property, business, assets (tangible or intangible) or results of operations or prospects of such Party taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such Party to perform its obligations under this Agreement or to timely consummate the Merger or the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include (i) the impact of actions and omissions of a Party (or any of its Subsidiaries) taken with the prior written consent of the other Party in contemplation of the transactions contemplated hereby, (ii) changes after the date of this Agreement in GAAP or regulatory accounting requirements generally applicable to banks and their holding companies, (iii) changes after the date of this Agreement in laws, rules or regulations or interpretations of laws, rules or regulations by Governmental Authorities of general applicability to banks and their holding companies and (iv) changes after the date of this Agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting banks and their holding companies, except to the extent with respect to clauses (ii), (iii) or (iv) that the effect of such changes are disproportionately adverse to the condition (financial or otherwise), property, business, assets (tangible or intangible), liabilities or results of operations of such Party and its Subsidiaries taken as a whole, as compared to other banks and their holding companies. Similarly, unless the context indicates specifically to the contrary, a “Material Adverse Change” is an event, change or occurrence resulting in a Material Adverse Effect on such Party and its Subsidiaries, taken as a whole.

3.3 Representations and Warranties of the Company. Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in the Company Disclosure Letter, the Company hereby represents and warrants to Seacoast as follows:

(a) Organization, Standing, and Power. The Company (i) is duly organized, validly existing, and is in good standing under the Laws of the State of Florida, (ii) has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as now conducted and (iii) is duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires them to be so qualified or licensed. The Company is registered with the Federal Reserve Board as a Florida state member bank. The Company is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, its deposits are insured by the Deposit Insurance Fund and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending, or to the Knowledge of the Company, threatened.

(b) Authority; No Breach of Agreement.

(i) The Company has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its duly constituted Board of Directors), subject only to the Company Shareholder Approval and such regulatory approvals as are required by law. Subject to the Company Shareholder Approval and assuming due authorization, execution, and delivery of this Agreement by each of SBC and SNB, this Agreement represents a legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other Laws affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions, and (B) except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii) As of the date hereof, the Company’s Board of Directors has (A) by the affirmative vote of at least a majority of the entire Board of Directors of the Company duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby; (B) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and the holders of Company Common Stock; (C) resolved to recommend adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby to the holders of shares of Company Common Stock (such recommendations being the “Company Directors’ Recommendation”); (D) directed that this Agreement be submitted to the holders of shares of Company Common Stock for their adoption; and (E) no Knowledge of any fact, event or circumstance that would cause any beneficial holder of five percent (5%) or more of the outstanding shares of Company Common Stock to vote against the adoption of this Agreement, the Merger and the other transactions contemplated hereby.

(iii) Except as set forth in Section 3.3(b)(iii) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof or thereof, will (A) violate, conflict with or result in a breach of any provision of its Organizational Documents, (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material assets of the Company under any Contract or Permit, or (C) subject to receipt of the Regulatory Consent and the expiration of any waiting period required by Law, violate any Law or Order applicable to the Company or any of its material assets.

(iv) Other than in connection or compliance with the provisions of the Securities Laws, and other than (A) the Regulatory Consents, (B) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any Benefit Plans, (C) filing of the Articles of Merger with the Secretary of State of the State of Florida as required by the FBCA and (D) as set forth in Section 3.3(b)(iv)(D) of the Company Disclosure Letter, no order of, notice to, filing with, or Consent of, any Governmental Authority or other third party is necessary in connection with the execution, delivery or performance of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.

(c) Capital Stock. The Company’s authorized capital stock consists of 5,000,000 shares of Company Common Stock, of which, as of the date of this Agreement, 2,450,799 shares are validly issued and outstanding. Set forth in Section 3.3(c) of the Company Disclosure Letter is a true and complete schedule of all outstanding Rights to acquire shares of Company Common Stock, including grant date, vesting schedule, exercise price, expiration date and the name of the holder of such Rights. As of the date hereof, there were 57,868 options outstanding for shares of Company Common Stock granted and vested and unvested in accordance with the Company Stock Plans and such restricted shares represent all of the Rights issued under the Company Stock Plans. Except as set forth in this Section 3.3(c) or in Section 3.3(c) of the Company Disclosure Letter, there are no shares of Company Common Stock or other equity securities of the Company outstanding and no outstanding Rights relating to Company Common Stock, and no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of the Company. All of the outstanding shares of Company Common Stock are duly and validly issued and outstanding and are fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the FBCA. None of the outstanding shares of Company Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of the Company. There are no Contracts among the Company and its shareholders or by which the Company is bound with respect to the voting or transfer of Company Common Stock or the granting of registration rights to any holder thereof. All of the outstanding shares of Company Common Stock and all Rights to acquire shares of Company Common Stock have been issued in compliance with all applicable federal and state Securities Laws. All issued and outstanding shares of capital stock of its Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no direct or indirect ownership interest in any firm, corporation, bank, joint venture, association, partnership or other entity, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person other than lending transactions which occur in the ordinary course of business consistent with past practice. The Company does not have any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of the Company on any matter.

(d) Financial Statements; Regulatory Reports.

(i) The Company has delivered or made available (which shall include access to the following by electronic data room) to Seacoast true and complete copies of (A) all monthly reports and financial statements of the Company that were prepared for the Company’s Board of Directors since December 31, 2015, including the Company’s Financial Statements; (B) the annual report of the Company to the Federal Reserve Board for the year ended December 31, 2015 and December 31, 2016; (C) all call reports and financial statements, including all amendments thereto, made to the Federal Reserve Board and the FDIC since December 31, 2014 of the Company; and (D) the Company’s Annual Report to Shareholders for the years ended 2015 and 2016, when available, and all subsequent Quarterly Reports to Shareholders.

(ii) the Company’s Financial Statements, true and correct copies of which have been made available to Seacoast, have been (and all financial statements to be delivered to Seacoast as required by this Agreement will be) prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except, in each case, as indicated in such statements or in the notes thereto. The Company’s Financial Statements fairly present (and all financial statements to be delivered to Seacoast as required by this Agreement will fairly present) the financial position, results of operations, changes in shareholders’ equity and cash flows of the Company as of the dates thereof and for the periods covered thereby (subject to, in the case of unaudited statements, recurring audit adjustments normal in nature and amount). All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such forms’ instructions and the applicable rules and regulations of the regulating federal and/or state agency. As of the date of the latest balance sheet forming part of the Company’s Financial Statements (the “Company’s Latest Balance Sheet”), the Company has not had, nor are any of its assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) that is not reflected and adequately provided for in accordance with GAAP. No report, including any report filed with the FDIC, the Federal Reserve Board, the Florida Office of Financial Regulation or other banking regulatory agency or other federal or state regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of the Company since January 1, 2014, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No report, including any report filed with the FDIC, the Federal Reserve Board, or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of the Company to be filed or disseminated after the date of this Agreement will contain any untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. The Company’s Financial Statements are supported by and consistent with the general ledger and detailed trial balances of investment securities, loans and commitments, depositors’ accounts and cash balances on deposit with other institutions, true and complete copies of which have been made available to Seacoast. The Company has timely filed all reports and other documents required to be filed by them with the FDIC and the Federal Reserve Board. The call reports of the Company and the accompanying schedules as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2013, through the Closing Date have been, and will be, prepared in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices through periods covered by such reports.

(iii) The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that (A) transactions are executed with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets; (C) access to the Company’s assets is permitted only in accordance with management’s authorization; (D) the reporting of the Company’s assets is compared with existing assets at regular intervals; and (E) accounts, notes and other receivables and assets are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Such records, systems, controls, data and information of the Company is recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company. The corporate record books of the Company are complete and accurate in all material respects and reflect all meetings, consents and other actions of the Board of Directors and shareholders of the Company.

(iv) Since January 1, 2013, neither the Company nor any current director, officer, nor to the Company’s Knowledge, any former officer or director or current employee, auditor, accountant or representative of the Company has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding a material weakness, significant deficiency or other defect or failure in the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls. No attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation (as such term is interpreted under Section 307 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) by the Company or any officers, directors, employees or agents of the Company to the Company’s Board of Directors or any committee thereof or to any director or officer of the Company.

(v) The Company’s independent public accountants, which have expressed their opinion with respect to the Financial Statements (including the related notes), are and have been throughout the periods covered by such Financial Statements (A) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (B) “independent” with respect to the Company within the meaning of Regulation S-X and (C) with respect to the Company, in compliance with subsections (g) through (l) of Section 10A of the 1934 Act and related Securities Laws. The Company’s independent public accountants have not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Section 3.3(d) of the Company Disclosure Letter lists all nonaudit services performed by the Company’s independent public accountants for the Company since January 1, 2013.

(vi) There is no transaction, arrangement or other relationship between the Company or any unconsolidated or other affiliated entity that is not reflected in the Company Financial Statements. The Company has no Knowledge of (A) any significant deficiency in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. Since December 31, 2015, there have been no significant changes in internal controls or in other factors that are reasonably likely to materially affect internal controls of the Company.

(vii) The Company does not have any material Liabilities, except Liabilities which are accrued or reserved against in the Company’s Latest Balance Sheet included in the Company’s Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. The Company has not incurred or paid any Liability since December 31, 2015, except for such Liabilities incurred or paid (A) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or (B) in connection with the transactions contemplated by this Agreement. The Company is not directly or indirectly liable, by guarantee or otherwise, to assume any Liability or to any Person for any amount in excess of $10,000. Except (x) as reflected in the Company’s Latest Balance Sheet or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP) or (y) for liabilities incurred in the ordinary course of business since January 1, 2014 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, the Company does not have any Liabilities or obligations of any nature.

The Company has delivered to Seacoast true and complete copies of the Company Financial Statements as of December 31, 2015 and the Company shall deliver promptly, when available, all subsequent Quarterly Reports of the Company Financial Statements.

(e) Absence of Certain Changes or Events. Except as set forth in Section 3.3(e) of the Company Disclosure Letter, since January 1, 2015, (A) the Company has conducted its business only in the ordinary course, (B) the Company has not taken any action which, if taken after the date of this Agreement, would constitute a breach of Section 4.1 or 4.2, and (C) there have been no facts, events, changes, occurrences, circumstances or effects that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(f) Tax Matters.

(i) All Taxes of the Company that are or were due or payable (whether or not shown or required to be shown on any Tax Return) have been fully and timely paid. The Company has timely filed all Tax Returns in all jurisdictions in which Tax Returns are required to have been filed by it or on its behalf, and each such Tax Return is true, complete and accurate in all material respects and has been prepared in compliance with all applicable Laws. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. There have been no examinations or audits of any Company Tax Return by any Taxing Authority. The Company has made available to Seacoast true and correct copies of the United States federal, state and local income Tax Returns and related workpapers filed by it for each of the three most recent fiscal years ended on or before December 31, 2016. No claim has ever been made by a Taxing Authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to Taxes by that jurisdiction, and to the Knowledge of the Company, no basis for such a claim exists.

(ii) The Company has not received any notice of assessment or proposed assessment in connection with any Tax, and there is no threatened or pending dispute, action, suit, proceeding, claim, investigation, audit, examination, or other Litigation regarding any Tax of the Company or the assets of the Company. No officer or employee responsible for Tax matters of the Company expects any Taxing Authority to assess any additional Tax for any period for which a Tax Return has been filed by the Company. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against the Company, and the Company has not waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a Tax assessment or deficiency. The relevant statute of limitations is closed with respect to the federal and state and local income and franchise Tax Returns of the Company for all taxable periods through December 31, 2012.

(iii) The Company is not a party to a Tax allocation, sharing, indemnification or similar agreement or any agreement pursuant to which it has any obligation to any Person with respect to Taxes, and the Company has not been a member of an affiliated group filing a consolidated federal, state or local income Tax Return or any combined, affiliated or unitary group for any Tax purpose (other than the group of which it is currently a member), and the Company does not have any Tax liability under Treasury Regulation Section 1.1502-6 or any similar provision of Law, or as a transferee or successor, by contract or otherwise.

(iv) The Company has withheld and paid over to the appropriate Taxing Authority all amounts of Taxes required to have been withheld and paid over by it, and has complied in all respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Laws in connection with amounts paid or owing to any Person, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442 and 3406 of the Internal Revenue Code or similar provisions under state, local or foreign Law.

(v) The Company has not been a party to any distribution occurring during the five-year period ending on the date hereof in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code applied. No Liens for Taxes exist with respect to any assets of the Company, except for statutory Liens for Taxes not yet due and payable.

(vi) The Company has not been and will not be required to include any item in income or exclude any item of deduction from taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state, local or foreign Tax Laws; (B) ‘‘closing agreement’’ as described in Section 7121 of the Internal Revenue Code or any comparable provision under state, local, or foreign Tax Laws, executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Internal Revenue Code or any comparable provision under state, local, or foreign Tax Laws; (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(vii) The Company has not participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1) or any comparable provision of state or local Law, or a transaction substantially similar to a reportable transaction. The Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income Tax purposes.

(viii) The unpaid Taxes of the Company (A) did not, as of the date of the Company’s Latest Balance Sheet, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company’s Latest Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of the Company Latest Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.

(ix) S Corporation Status and Related Tax Matters.

Except as set forth in Section 3.3(f)(ix) of the Company Disclosure Letter,

(A) at all times during its existence, the Company has been a validly electing S corporation within the meaning of Section 1361 and 1362 of the Internal Revenue Code, and for all applicable state and local income Tax purposes;

(B) neither the Company nor any current or former shareholder of the Company has taken any action, or failed to take any required action, that would have caused the Company to lose its status as an S corporation within the meaning of Sections 1361 and 1362 of the Internal Revenue Code or for any applicable state and local income Tax purposes;

(C) neither the IRS nor any other Taxing Authority has ever challenged, disputed, or otherwise contested in writing the Company’s status as an S corporation for federal, state or local income Tax purposes; and

(D) no shares of capital stock of the Company have ever been held by any Person that was ineligible to be an S corporation shareholder.

(g) Environmental Matters.

(i) The Company has delivered, or caused to be delivered to Seacoast, or provided Seacoast access to, true and complete copies of all environmental site assessments, test results, analytical data, boring logs and other environmental reports and studies held by the Company relating to its Properties and Facilities.

(ii) The Company and its Facilities and Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and there are no past or present events, conditions, circumstances, activities or plans related to the Properties or Facilities that did or would violate or prevent compliance or continued compliance with any of the Environmental Laws.

(iii) There is no Litigation pending or threatened before any Governmental Authority or other forum in which the Company or any of its respective Properties or Facilities (including but not limited to Properties and Facilities that secure or secured loans made by the Company and Properties and Facilities now or formerly held, directly or indirectly, in a fiduciary capacity by the Company) has been or, with respect to threatened Litigation, may be named as a defendant (A) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) any such Properties or Facilities.

(iv) During or prior to the period of (A) the Company’s ownership or operation (including but not limited to ownership or operation, directly or indirectly, in a fiduciary capacity) of, or (B) the Company’s participation in the management (including but not limited to such participation, directly or indirectly, in a fiduciary capacity) of their respective Properties and Facilities, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such Properties or Facilities.

(h) Compliance with Permits, Laws and Orders.

(i) The Company has in effect all Permits and has made all filings, applications and registrations with Governmental Authorities that are required for it to own, lease or operate its properties and assets and to carry on its business as now conducted (and has paid all fees and assessments due and payable in connection therewith) and there has occurred no Default under any Permit applicable to its business or employees conducting its business.

(ii) The Company is not and has not since December 31, 2013, been in Default under any Laws or Orders applicable to its business or employees conducting its business. As of the date of this Agreement, the Company does not know of any reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

(iii) The Company has not received any notification or communication from any Governmental Authority, (A) asserting that the Company is in Default under any of the Permits, Laws or Orders which such Governmental Authority enforces, (B) threatening or contemplating revocation or limitation of, or which could have the effect of revoking or limiting, any Permits, or (C) requiring or advising that it may require the Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking that restricts materially the conduct of its business or in any material manner relates to its management.

(iv) Except as set forth in Section 3.3(h)(iv) of the Company Disclosure Letter, the Company is and, at all times since December 31, 2013, has been, in compliance with all Laws applicable to its business, operations, properties or assets, including Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act, the Truth in Lending Act, the Sarbanes-Oxley Act of 2002, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Fair Credit Reporting Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices.

(v) The Company is not subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2013, a recipient of any supervisory letter from, or since December 31, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Letter, a “Company Regulatory Agreement”), nor has the Company been advised in writing or, to the Knowledge of the Company, orally, since December 31, 2013, by any Regulatory Authority or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

(vi) There (A) is no written, or to the Knowledge of the Company, oral unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of the Company, (B) have been no written, or to the Knowledge of the Company, oral formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to its business, operations, policies or procedures since December 31, 2013, and (C) is not any pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation or review of the Company.

(vii) Neither the Company, nor to the Company’s Knowledge any of its directors, executives, officers, employees or Representatives (A) has used or is using any corporate funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.

(viii) Except as required by the Bank Secrecy Act, to the Knowledge of the Company, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by the Company or any employee thereof acting in its capacity as such. Neither the Company nor any officer, employee, contractor, subcontractor or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(ix) Since December 31, 2013, the Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that the Company was required to file with any Governmental Authority and all other reports and statements required to be filed by the Company since December 31, 2013, including any report or statement required to be filed pursuant to the Laws of the United States, any state or political subdivision, any foreign jurisdiction, or any other Governmental Authority, have been so filed, and the Company has paid all fees and assessments due and payable in connection therewith.

(x) The Company is not authorized to act in any capacity as a corporate fiduciary.

(i) Labor Relations.

(i) The Company is not the subject of any Litigation asserting that the Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel the Company to bargain with any labor organization as to wages or conditions of employment, nor is the Company a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving it pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(ii) (A) Each individual that renders services to the Company who is classified as (1) an independent contractor or other non-employee status or (2) an exempt or non-exempt employee, is properly so classified for all purposes and (B) the Company has paid or properly accrued in the ordinary course of business all wages and compensation due to employees of the Company, including all overtime pay, vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(iii) The Company is not in conflict with, or in default or in violation of, any applicable Federal, state or local Law, or any collective bargaining agreement or arrangement with respect to employment, employment practices, terms and conditions of employment, Tax withholding, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, facility closings and layoffs (including the Worker Adjustment and Retraining Notification Action of 1988), or wages and hours.

(iv) No executive officer of the Company is, or is now expected to be, in violation of any material term of any employment Contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company to any liability with respect to any of the foregoing matters.

(j) Employee Benefit Plans.

(i) Section 3.3(j)(i) of the Company Disclosure Letter sets forth each Benefit Plan whether or not such Benefit Plan is or is intended to be (A) arrived at through collective bargaining or otherwise, (B) funded or unfunded, (C) covered or qualified under the Internal Revenue Code, ERISA, or other applicable law, (D) set forth in an employment agreement, consulting agreement, individual award agreement, or (E) written or oral.

(ii) The Company has delivered to Seacoast prior to the date of this Agreement correct and complete copies of the following documents: (A) all Benefit Plan documents (and all amendments thereto), (B) all trust agreements or other funding arrangements for its Benefit Plans (including insurance or group annuity Contracts), and all amendments thereto, (C) with respect to any Benefit Plans or amendments, the most recent determination letters, as well as a correct and complete copy of each pending application for a determination letter (if any), and all rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (D) for the past three (3) years, annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Benefit Plans, including but not limited to the annual report on Form 5500 or other similar report (if such report was required), (E) the most recent summary plan description for each Benefit Plan for which a summary plan description is required by Law, including any summary of material modifications thereto, (F) in the case of Benefit Plans that are Rights or individual award agreements under a Company Stock Plan, a representative form of award agreement together with a list of persons covered by such representative form and the number of shares of Company Common Stock covered thereby, (G) all documents evidencing any agreements or arrangements with service providers relating to Benefit Plans, (H) all material correspondence and/or notifications from any Governmental Authority or administrative service with regard to any Benefit Plan, and (I) nondiscrimination testing data and results for the two most recently completed plan years (if applicable) with regard to any Benefit Plan.

(iii) All of the Benefit Plans have been administered in compliance with their terms and with the applicable provisions of ERISA and the Internal Revenue Code and (if applicable) in a manner that complies with and is exempt from tax or penalty under the Patient Protection and Affordable Care Act, in combination with the Health Care and Reconciliation Act of 2010 (together, the “Affordable Care Act”); and any other applicable Laws. All Benefit Plans that are employee pension benefit plans, as defined in Section 3(2) of ERISA, that are intended to be tax qualified under Section 401(a) of the Internal Revenue Code, have received a current, favorable determination letter from the Internal Revenue Service or have filed a timely application therefor, and there are no circumstances that will or could reasonably result in revocation of any such favorable determination letter or negative consequences to an application therefor. Each trust created under any of its ERISA Plans has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and the Company is not aware of any circumstance that will or could reasonably result in revocation of such exemption. With respect to each of its Benefit Plans, to the Company’s Knowledge, no event has occurred that will or could reasonably give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code. There are no pending or, to the Company’s Knowledge, threatened Litigation, governmental audits or investigations or other proceedings, or participant claims (other than claims for benefits in the normal course of business) with respect to any Benefit Plan.

(iv) The Company has not engaged in a transaction with respect to any of its Benefit Plans that would subject the Company to a Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Neither the Company nor any administrator or fiduciary of any of its Benefit Plans (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner with respect to any of its Benefit Plans that could subject it to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of its Benefit Plans has been made to employees of the Company that is not in conformity with the written or otherwise preexisting terms and provisions of such plans.

(v) The Company or any ERISA Affiliates thereof do not and have never sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to (A) a “defined benefit plan” (as defined in ERISA Section 3(35) or Internal Revenue Code Section 414(j)) (B) a “multi-employer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3)) (C) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Internal Revenue Code Section 413(c)) or (D) a “multiple employer welfare arrangement” as defined in ERISA Section 3(40). The Company and its ERISA Affiliates have not incurred and there are no circumstances under which either could reasonably incur any Liability under Title IV of ERISA or Internal Revenue Code Section 412.

(vii) Except as set forth on Section 3.3(j)(vii) of the Company Disclosure Letter, neither the Company nor its ERISA Affiliates has any incurred current or projected obligations or Liability for post-employment or post-retirement health, medical, surgical, hospitalization, death or life insurance benefits under any of its Benefit Plans, other than with respect to benefit coverage mandated by Internal Revenue Code Section 4980B or other applicable Law.

(viii) Except as set forth in Section 3.3(j)(viii) of the Company Disclosure Letter, no Benefit Plan exists and there are no other Contracts, plans, or arrangements (written or otherwise) covering any Company employee that, individually or collectively, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), would reasonably be expected to, (A) result in any material severance pay upon any termination of employment, (B) accelerate the time of payment or vesting or result in any material payment or material funding (through a grantor trust or otherwise) of compensation or benefits under, materially increase the amount payable, require the security of material benefits under or result in any other material obligation pursuant to, any such Company Plans, contracts, plans, or arrangements, or (C) result in the payment of any amount that would, individually or in combination with any other such payment, and in the absence of waivers or consents as set forth in Section 4.24, result in the loss of a deduction under Internal Revenue Code Section 280G or be subject to an excise tax under Section 4999 of the Internal Revenue Code.

(ix) Each Benefit Plan that is a “non-qualified deferred compensation plan” (as defined for purposes of Internal Revenue Code Section 409A) is in documentary compliance with, and has been operated and administered in compliance with, Internal Revenue Code Section 409A and the applicable guidance issued thereunder, and no Benefit Plan provides any compensation or benefits which could subject, or have subjected, a covered service provider to gross income inclusion or tax pursuant to Internal Revenue Code Section 409A. The Company has no indemnification obligation pursuant to any Benefit Plan or any Contract to which the Company is a party for any Taxes imposed under Section 4999 or 409A of the Internal Revenue Code. The Company has made available to Seacoast true and complete copies of any Section 280G calculations (whether or not final) with respect to any disqualified individual, if applicable, in connection with the transactions contemplated by this Agreement.

(x) The Company does not maintain and has never maintained a supplemental executive retirement plan or any similar plan for directors, officers or employees.

(k) Material Contracts.

(i) Except as listed in Section 3.3(k) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its assets, businesses, or operations is a party to, or is bound or affected by, or receives benefits under, (A) any employment, severance, termination, consulting, retention, or retirement Contract, (B) any Contract relating to the borrowing of money by the Company or the guarantee by the Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances or Contracts pertaining to trade payables incurred in the ordinary course of business consistent with past practice), (C) any Contract containing covenants that limit the ability of the Company or any of its Affiliates (including, after the Effective Time, Seacoast or any of its Affiliates) to engage in any line of business or to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, the Company or Affiliates (including, after the Effective Time, Seacoast or any of its Affiliates) may carry on its business, (D) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that (x) provides for or is reasonably likely to require annual payments by the Company of $25,000 or more or (y) have a term exceeding 12 months in duration (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar routine banking activities and equipment maintenance agreements that are not material), (E) any Contract involving Intellectual Property (excluding generally commercially available “off the shelf” software programs licensed pursuant to “shrink wrap” or “click and accept” licenses), (F) any Contract relating to the provision of data processing, network communications or other material technical services to or by the Company, (G) any Contract to which any Affiliate, officer, director, employee or consultant of the Company is a party or beneficiary (except with respect to loans to, or deposits from, directors, officers and employees entered into in the ordinary course of business consistent with past practice and in accordance with all applicable regulatory requirements with respect to it), (H) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar arrangement or agreement, (I) any Contract that provides any rights to investors in the Company, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Company’s Board of Directors, (J) any Contract that provides for potential material indemnification payments by the Company, or (K) any other Contract or amendment thereto that would be required to be filed as an exhibit to any SEC Report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K) if the Company were required to file such with the SEC. With respect to each of its Contracts that is described above: (w) the Contract is valid and binding on the Company thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions and (2) general equitable principles and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought); (x) the Company is not in Default thereunder; (y) the Company has not repudiated or waived any material provision of any such Contract; and (z) no other party to any such Contract is, to the Knowledge of the Company, in Default in any material respect or has repudiated or waived any material provision of any such Contract. No Consent is required by any such Contract for the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby or thereby. Except as set forth in Section 3.3(k)(i)(B) of the Company Disclosure Letter, all indebtedness for money borrowed of the Company is prepayable without penalty or premium.

(ii) All interest rate swaps, caps, floors, collars, option agreements, futures, and forward contracts, and other similar risk management arrangements, contracts or agreements, whether entered into for its own account or its customers, were entered into (A) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable Laws and (B) with counterparties believed to be financially responsible, and each of them is enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and is in full force and effect. Neither the Company, nor to its Knowledge, any other party thereto, is in Default of any of its obligations under any such agreement or arrangement. The Company Financial Statements disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with GAAP and, since January 1, 2014, there has not been a change in such value that, individually or in the aggregate, has resulted in a Material Adverse Effect on the Company.

(l) Legal Proceedings. There is no Litigation pending or, to its Knowledge, threatened against the Company or any of its assets, interests, or rights, nor are there any Orders of any Governmental Authority or arbitrators outstanding against the Company, nor do any facts or circumstances exist that would be likely to form the basis for any material claim against the Company that, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on the Company. There is no Litigation, pending or, to the Knowledge of the Company, threatened, against any officer, director, advisory director or employee of the Company, in each case by reason of any person being or having been an officer, director, advisory director or employee of the Company.

(m) Intellectual Property.

(i) The Company owns, or is licensed or otherwise possesses legally enforceable and unencumbered rights to use all Intellectual Property (including the Technology Systems) that is used by the Company in its business. The Company has not (A) licensed to any Person in source code form any Intellectual Property owned by the Company or (B) entered into any exclusive agreements relating to Intellectual Property owned by the Company.

(ii) Section 3.3(m)(ii) of the Company Disclosure Letter lists all patents and patent applications, all registered and unregistered trademarks and applications therefor, trade names and service marks, registered copyrights and applications therefor, domain names, web sites, and mask works owned by or exclusively licensed to the Company included in its Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. No royalties or other continuing payment obligations are due in respect of any third-party patents, trademarks or copyrights, including software.

(iii) All patents, registered trademarks, service marks and copyrights held by the Company are valid and subsisting. Since January 1, 2013, the Company (A) has not been sued in any Litigation which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (B) has not brought any Litigation for infringement of its Intellectual Property or breach of any license or other Contract involving its Intellectual Property against any third party.

(n) Loan and Investment Portfolios.

(i) All loans, loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company is the creditor (A) were at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of the Company and are the legal, valid and binding obligations of the obligors thereof, enforceable in accordance with their terms, (B) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be and (C) to the extent secured, have been secured by valid Liens that have been perfected. True and complete lists of all Loans as of March 31, 2017 and on a monthly basis thereafter, and of the investment portfolios of the Company as of such date, are disclosed in Section 3.3(n)(i) of the Company Disclosure Letter.

(ii) Except as specifically set forth in Section 3.3(n)(ii) of the Company Disclosure Letter, the Company is not a party to any Loan that was, as of the most recent month-end prior to the date of this Agreement, (A) delinquent by more than thirty (30) days in the payment of principal or interest, (B) to the Knowledge of the Company, otherwise in material default for more than thirty (30) days, (C) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by the Company or any Regulatory Authority having jurisdiction over the Company, (D) an obligation of any director, executive officer or 10% shareholder of the Company who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Person controlling, controlled by or under common control with any of the foregoing, or (E) in violation of any Law.

(iii) Each outstanding Loan (including Loans held for resale to investors) in which the Company is the creditor was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan or other similar files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local Laws.

(iv) None of the agreements pursuant to which the Company has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(v) The Company is not now nor has it ever been since January 1, 2013, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

(o) Adequacy of Allowances for Losses. Each of the allowances for losses on loans, financing leases and other real estate included on the Company Latest Balance Sheet (along with any subsequent balance sheet required to be delivered hereunder) is, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to its Knowledge, there are no facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor. Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of the Company at all times from and after the date of the Company Latest Balance Sheet is, and will be, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to its Knowledge, there are no facts or circumstances that are likely to require, in accordance with applicable regulatory guidelines or GAAP, a future material increase in any of such provisions for losses or a material decrease in any of the allowances therefor.

(p) Loans to Executive Officers and Directors. The Company has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, except as permitted by Section 13(k) of the 1934 Act, as applicable, and as permitted by Federal Reserve Regulation O and that have been made in accordance with the provisions of Regulation O. Section 3.3(p) of the Company Disclosure Letter identifies any loan or extension of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the 1934 Act applies.

(q) Community Reinvestment Act. The Company has complied in all material respects with the provisions of the Community Reinvestment Act of 1977 (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions, facts or circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

(r) Privacy of Customer Information.

(i) The Company is the sole owner of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to Seacoast or a Subsidiary of Seacoast pursuant to this Agreement and the other transactions contemplated hereby. For purposes of this Section 3.2(r), “IIPI” means any information relating to an identified or identifiable natural person, including, but not limited to “personally identifiable financial information” as that term is defined in 12 CFR Part 1016.

(ii) The Company’s collection and use of such IIPI, the transfer of such IIPI to Seacoast or any of its Subsidiaries, and the use of such IIPI by Seacoast or any of its Subsidiaries complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Laws, and any contract or industry standard relating to privacy.

(s) Technology Systems.

(i) No action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the Technology Systems to continue by the Surviving Bank and its Subsidiaries to the same extent and in the same manner that it has been used by the Company prior to the Effective Time.

(ii) The Technology Systems (for a period of 18 months prior to the Effective Time) have not suffered unplanned disruption causing a Material Adverse Effect on the Company. Except for ongoing payments due under Contracts with third parties, the Technology Systems are free from any Liens (other than Permitted Liens). Access to business-critical parts of the Technology Systems is not shared with any third party.

(iii) The Company has furnished to Seacoast a true and correct copy of its disaster recovery and business continuity arrangements.

(iv) The Company has not received notice of and is not aware of any material circumstances, including the execution of this Agreement, that would enable any third party to terminate any of its agreements or arrangements relating to the Technology Systems (including maintenance and support).

(t) Insurance Policies. The Company maintains in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards of the types and amounts as (i) it reasonably believes to be adequate for its business and operations and the value of its properties and (ii) are comparable to those maintained by other banking organizations of similar size and complexity. A true and complete list of all such insurance policies is attached as Section 3.3(t) of the Company Disclosure Letter. The Company is not now liable for, nor has it received notice of, any material retroactive premium adjustment. The Company is in compliance in all material respects with its insurance policies and is not in Default under any of the terms thereof and each such policy is valid and enforceable and in full force and effect, and the Company has not received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds and, except for policies insuring against potential liabilities of officers, directors and employees of the Company, the Company is the sole beneficiary of any such policy, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Within the last three years, the Company has not been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and the Company does not have any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.

(u) Corporate Documents. The Company has delivered to SBC true and correct copies of its Organizational Documents and the charters of each of the committees of its board of directors, all as amended and currently in effect. All of the foregoing, and all of the corporate minutes and stock transfer records of the Company that will be made available to SBC after the date hereof, are current, complete and correct in all material respects.

(v) State Takeover Laws. The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other anti-takeover Laws of any jurisdiction (collectively, “Takeover Laws”). The Company has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provision of its Organizational Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(w) Certain Actions. Neither the Company nor any of its Affiliates has taken or agreed to take any action, and it has no Knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any required Regulatory Consents. To its Knowledge, there exists no fact, circumstance, or reason that would cause any required Consent not to be received in a timely manner.

(x) Real and Personal Property. The Company has good, valid and marketable title to all material real property owned by it free and clear of all Liens, except Permitted Liens and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. The Company has paid, and will pay, any and all applicable tangible personal property Taxes owed or due by the Company. The Company has good, valid and marketable title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all material tangible personal property owned by it, free and clear of all Liens (other than Permitted Liens). The Company has complied with the terms of all leases to which it is a party, and all such leases are valid and binding in accordance with their respective terms and in full force and effect, and there is not under any such lease any material existing default by the Company or, to the Knowledge of the Company, any other party thereto, or any event which with notice or lapse of time or both would constitute such a Default.

(y) Brokers and Finders. Except for Sandler O’Neill & Partners, L.P., neither the Company nor any of its directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

(z) Fairness Opinion. Prior to the execution of this Agreement, the Company has received an executed opinion of Sandler O’Neill & Partners, L.P. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock and a copy of such executed opinion will be delivered by the Company to SBC for informational purposes only immediately following the execution of this Agreement. Such opinion has not been amended or rescinded as of the date of this Agreement.

(aa) Transactions with Affiliates. Except as set forth in Section 3.3(aa) of the Company Disclosure Letter, there are no agreements, contracts, plans, arrangements or other transactions between the Company, on the one hand, and any (i) officer or director of the Company, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of the Company, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of the Company, on the other hand, except those of a type available to non-affiliates of the Company generally.

(bb) Tax Insurance Policy. On or prior to the date hereof, the Company has obtained a conditional binder to a tax insurance policy with respect to the Letter Ruling Matter, substantially in the form attached hereto as Exhibit D (the “Tax Insurance Policy”). The Tax Insurance Policy when effective will (i) name Seacoast as an insured, (ii) have a policy limit of no less than $10.0 million, and (iii) cover any Taxes that Seacoast or the Company are required to pay to any Taxing Authority as a result of the Letter Ruling Matter, and (iv) contain a gross-up provision for any additional Taxes arising from payments described in the preceding (bb)(iii). The Company has provided evidence satisfactory to Seacoast of the conditional binder of the Tax Insurance Policy and the effective date of the conditional binder.

(cc) Representations Not Misleading. No representation or warranty by the Company in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

3.4 Representations and Warranties of Seacoast. Subject to and giving effect to Sections 3.1 and 3.2, and except as set forth in the Seacoast Disclosure Letter, SBC and SNB, jointly and severally, hereby represent and warrant to the Company as follows:

(a) Organization, Standing, and Power. Each of SBC and SNB is (i) duly organized, validly existing, and (as to SBC) in good standing under the Laws of the jurisdiction in which it is incorporated and (ii) duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of their assets or conduct of their business requires them to be so qualified or licensed, except in the cause of clause (ii) where the failure to be so qualified or licensed, individually or in the aggregate, has not had or would not reasonably be excepted to have a Material Adverse Effect on SBC or SNB. SBC is a bank holding company within the meaning of the BHC Act and meets the applicable requirements for qualification as such. SNB is a national banking association domiciled in the State of Florida. SNB is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and its deposits are insured by the Deposit Insurance Fund and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to the knowledge of SBC, threatened.

(b) Authority; No Breach of Agreement.

(i) SBC and SNB each have the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its duly constituted Board of Directors and in the case of SNB, its sole shareholder). Assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement represents a legal, valid and binding obligation of each of SBC and SNB, enforceable against each of SBC and SNB, in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (B) except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii) SBC’s and SNB’s Boards of Directors have duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby.

(iii) Neither the execution and delivery of this Agreement by SBC or SNB, nor the consummation by either of them of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will (A) violate conflict with or result in a breach of any provision of their respective Organizational Documents, or (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material asset under, any Contract or Permit, or (C) subject to receipt of the Required Consents and the expiration of any waiting period required by Law, violate any Law or Order applicable to SBC or SNB or any of their respective material assets.

(c) Capital Stock. SBC’s authorized capital stock consists of (i) 60 million shares of SBC Common Stock, of which, as of February 28, 2017, 40,804,134 shares are issued (of which 40,734,382 shares are issued and outstanding and 69,752 shares were held in its treasury) and (ii) 4 million shares of preferred stock, 2,000 shares of which have been designated as Series A Preferred Stock and 50,000 of which has been designated as Series B Preferred Stock (collectively, “SBC Preferred Stock”), of which, as of the date of this Agreement, no shares are issued or outstanding. As of the date of this Agreement, there were 322,692 restricted shares of SBC Common Stock validly issued and outstanding and the restricted shares were each issued in accordance with the SBC Stock Plans and such restricted shares represent all of the Rights issued under the SBC Stock Plans. Except as set forth in this Section 3.4(c), Section 3.4(c) of the Seacoast Disclosure Letter and as set forth in SBC’s SEC Reports, as of the date of this Agreement there were no equity securities of SBC outstanding (other than the SBC Common Stock) and no outstanding Rights relating to SBC Common Stock, and no Person has any Contract or any right or privilege (whether preemptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of SBC. All of the outstanding shares of SBC Common Stock are duly and validly issued and outstanding and are fully paid and, except as expressly provided otherwise under applicable Law, non-assessable under the FBCA. None of the outstanding shares of SBC Common Stock have been issued in violation of any preemptive rights of the current or past shareholders of SBC. All of the outstanding shares of SBC Common Stock and all Rights to acquire shares of SBC Common Stock have been issued in compliance in all material respects with all applicable federal and state Securities Laws. All issued and outstanding shares of capital stock of its Subsidiaries have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) nonassessable. The outstanding capital stock of each of its Subsidiaries has been issued in compliance with all legal requirements and is not subject to any preemptive or similar rights. SBC owns all of the issued and outstanding shares of capital stock of SNB free and clear of all Liens, charges, security interests, mortgages, pledges and other encumbrances.

(d) Financial Statements. The financial statements of SBC and its Subsidiaries included (or incorporated by reference) in the SBC SEC Reports (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of SBC and its Subsidiaries; (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of SBC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring audit adjustments normal in nature and amount); (C) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (D) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of SBC and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(e) Legal Proceedings. There is no Litigation that would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of SEC Rules and Regulations that are not so disclosed, pending or, to its Knowledge, threatened against Seacoast, or against any asset, interest, or right of any of them, nor are there any Orders of any Governmental Authority or arbitrators outstanding against Seacoast.

(f) Compliance with Laws.

(i) SBC and each of its Subsidiaries are, and at all times since December 31, 2013, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties, assets, and employees. SBC and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2013, held all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted and, to SBC’s Knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default under (with or without notice or lapse of time or both) or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. The deposit accounts of SNB are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of SBC, threatened.

(ii) Since January 1, 2013, neither SBC nor any of its Subsidiaries has received any written notification or communication from any Governmental Authority (A) requiring SBC or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “SBC Regulatory Agreement”), or (B) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and, to the Knowledge of SBC, neither SBC nor any of its Subsidiaries has been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither SBC nor any of its Subsidiaries is currently a party to or subject to any SBC Regulatory Agreement.

(iii) Neither SBC nor any of its Subsidiaries (nor, to the Knowledge of SBC, any of their respective directors, executives, representatives, agents or employees) (A) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (D) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (E) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

(g) Reports. Except as set forth on Section 3.4(g) of the Seacoast Disclosure Letter, SBC has and each of its Subsidiaries have timely filed all reports, statements, and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2014 and prior to the date hereof with Governmental Authorities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which SBC has been given notice by any Governmental Authority with respect to any such report, statement or certification. No report, including any report filed with the SEC, the FDIC, the OCC, the Federal Reserve Board or other banking regulatory agency, and no report, proxy statement, statement or offering materials made or given to shareholders of SBC or SNB since December 31, 2014, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of the foregoing reports complied as to form in all material respects with the published rules and regulations of the Governmental Authority with jurisdiction thereof and with respect thereto. There are no outstanding comments from or unresolved issues raised by the Governmental Authorities with respect to any of the foregoing reports filed by SBC or its Subsidiaries.

(h) Community Reinvestment Act. SNB has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions, facts or circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

(i) Legality of Seacoast Securities. All shares of SBC Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly and legally issued, fully paid and nonassessable, and will be, at the time of their delivery, free and clear of all Liens and any preemptive or similar rights.

(j) Certain Actions. Neither SBC nor any of its Subsidiaries or Affiliates has taken or agreed to take any action and it has no Knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization with the meaning of Section 368(e) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any required Regulatory Consents. To SBC’s Knowledge, there exists no fact, circumstance, or reason that would cause any required Regulatory Consent not to be received in a timely manner.

(k) Brokers and Finders. Except for FIG Partners, LLC, neither SBC nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

(l) Representations Not Misleading. No representation or warranty by Seacoast in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 4

COVENANTS AND ADDITIONAL AGREEMENTS OF THE PARTIES

4.1 Conduct of Business Prior to Effective Time. During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly contemplated or permitted by this Agreement, (a) the Company shall (i) conduct its business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, (iii) maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed and (iv) provide Seacoast with the Company’s consolidated balance sheets (including related notes and schedules, if any), and related statements of operations and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) prepared for any periods subsequent to the date of this Agreement and each party shall (b) take no action that would adversely affect or delay the satisfaction of the conditions set forth in Section 5.1(a) or 5.1(b) or the ability of either Party to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

4.2 Forbearances. During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly contemplated or permitted by this Agreement or as otherwise indicated in this Section 4.2, the Company shall not, without the prior written consent of the chief executive officer or chief financial officer of SBC (which consent shall not be unreasonably withheld or delayed):

(a) amend its Organizational Documents or any resolution or agreement concerning indemnification of its directors or officers;

(b) (i) adjust, split, combine, subdivide or reclassify any capital stock, (ii) make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, (iii) grant any Rights, (iv) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock except pursuant to the exercise of the Company Equity Awards outstanding as of the date of this Agreement, or (v) make any change in any instrument or Contract governing the terms of any of its securities;

(c) other than in the ordinary course of business or consistent with past practice or permitted by this Agreement, make any investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other Person;

(d) (i) charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP) or sell (except in the ordinary course of business consistent with past practices) any of its portfolio of loans, discounts or financing leases, or (ii) sell any asset held as other real estate or other foreclosed assets for an amount less than its book value;

(e) terminate or allow to be terminated any of the policies of insurance it maintains on its business or property, cancel any material indebtedness owing to it or any claims that it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

(f) enter into any new line of business, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Laws or any policies imposed on it by any Governmental Authority;

(g) except in the ordinary course of business consistent with past practices: (i) lend any money or pledge any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgage or otherwise subject to any Lien, encumbrance or other liability any of its assets, (iii) except for property held as other real estate owned, sell, assign or transfer any of its assets in excess of $50,000 in the aggregate or (iv) incur any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent), or cancel, release or assign any indebtedness of any Person or any claims against any Person, except pursuant to Contracts in force as of the date of this Agreement and disclosed in Section 4.2(g) of the Company Disclosure Letter or transfer, agree to transfer or grant, or agree to grant a license to, any of its material Intellectual Property;

(h) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness (it being understood that for purposes of this Section 4.2(h), “short-term” shall mean maturities of six months or less)); assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person;

(i) other than purchases of investment securities in the ordinary course of business consistent with past practice or in consultation with SBC, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(j) terminate or waive any material provision of any Contract other than normal renewals of Contracts without materially adverse changes of terms or otherwise amend or modify any material Contract;

(k) other than in the ordinary course of business and consistent with past practice or as required by Benefit Plans and Contracts as in effect at the date of this Agreement, (i) increase in any manner the compensation or fringe benefits of, or grant any bonuses to, any of its officers, employees or directors, whether under a Benefit Plan or otherwise; provided, however, that the Company may pay employees cash bonuses prior to the Closing, consistent with past practice in an aggregate amount up to $300,000, (ii) pay any pension or retirement allowance not required by any existing Benefit Plan or Contract to any such officers, employees or directors, (iii) become a party to, amend or commit itself to any Benefit Plan or Contract (or any individual Contracts evidencing grants or awards thereunder) or employment agreement, retention agreement or severance arrangement with or for the benefit of any officer, employee or director, (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, Rights pursuant to any the Company Stock Plan, except pursuant to Section 1.6, (v) make any changes to a Benefit Plan that are not required by Law or (vi) hire or terminate the employment of a chief executive officer, president, chief financial officer, chief risk officer, chief credit officer, internal auditor, general counsel or other officer holding the position of senior vice president or above or any employee with annual base salary and annual incentive compensation that is reasonably anticipated to exceed $125,000;

(l) settle any Litigation, except in the ordinary course of business;

(m) revalue any of its assets or change any method of accounting or accounting practice used by it, other than changes required by GAAP or the FDIC or any Regulatory Authority;

(n) file or amend any Tax Return except in the ordinary course of business; settle or compromise any Tax Liability; or make, change or revoke any Tax election or change any method of Tax accounting, except as required by applicable Law; enter into any “closing agreement” as described in Section 7121 of the Internal Revenue Code (or any similar provision of state, local or foreign Law); surrender any claim for a refund of Taxes; or consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to Taxes;

(o) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 5 not being satisfied, except as may be required by applicable Law; provided, that nothing in this Section 4.2(o) shall preclude the Company from exercising its rights under Sections 4.5 or 4.12;

(p) merge or consolidate with any other Person;

(q) acquire assets outside of the ordinary course of business consistent with past practices from any other Person with a value or purchase price in the aggregate in excess of $50,000, other than purchase obligations pursuant to Contracts to the extent in effect immediately prior to the execution of this Agreement and described in Section 4.2(q) of the Company Disclosure Letter;

(r) enter into any Contract that is material and would have been material had it been entered into prior to the execution of this Agreement;

(s) make any adverse changes in the mix, rates, terms or maturities of its deposits or other Liabilities;

(t) close or relocate any existing branch or facility;

(u) make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed its applicable regulatory lending limits;

(v) take any action or fail to take any action that will cause the Company’s Consolidated Tangible Shareholders’ Equity to be less than $36.5 million at the Effective Time;

(w) make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies, a true and correct copy of such policies has been provided to Seacoast; provided, that this covenant shall not prohibit the Company from extending or renewing credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of loans currently in its loan portfolio; provided further, that from the date hereof, any new individual loan or new extension of credit in excess of $250,000 and which is unsecured, or $1.0 million and which is secured, shall require the written approval of the chief executive officer, chief financial officer or chief credit officer of SNB, which approval shall not be unreasonably withheld, and the approval or rejection shall be given in writing within two (2) Business Days after the loan package is delivered to SNB;

(x) take any action that at the time of taking such action is reasonably likely to prevent, or would materially interfere with, the consummation of the Merger;

(y) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

(z) take any action or fail to take any action that will cause the Company to no longer have a valid S corporation election under the Internal Revenue Code; or

(aa) agree or commit to take any of the actions prohibited by this Section 4.2.

4.3 Litigation. Each of SBC and the Company shall promptly notify each other in writing of any Litigation issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority pending or, to the Knowledge of SBC or the Company, as applicable, threatened against SBC, the Company or any of their respective Subsidiaries or directors that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by SBC, the Company or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. The Company shall give Seacoast the opportunity to participate in the defense or settlement of any shareholder or derivative Litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Seacoast’s prior written consent, which shall not be unreasonably withheld or delayed.

4.4 Regulatory Filings. Upon the terms and subject to the conditions of this Agreement and prior to or in connection with the Closing, SBC and the Company shall execute and the Parties shall cause to be filed the Articles of Merger with the Office of the Comptroller of the Currency.

4.5 Company Shareholder Approval; Registration Statement and Proxy Statement/Prospectus.

(a) The Company shall call a meeting of its shareholders to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC for the purpose of obtaining the Company Shareholder Approval and such other matters as the Board of Directors of the Company or SBC may direct, and the Company shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. SBC shall be entitled to have a representative attend such meeting of shareholders. The Board of Directors of the Company shall make the Company Directors’ Recommendation to its shareholders and the Company Directors’ Recommendation shall be included in the Proxy Statement/Prospectus; provided, that the Company’s Board of Directors may withdraw, modify, or change in an adverse manner to Seacoast its recommendations if the Board of Directors of the Company concludes in good faith (and based upon the written advice of its outside counsel) that the failure to so withdraw, modify, or change its recommendations would constitute, or would be reasonably likely to result in, a breach of the fiduciary duties of the Company’s Board of Directors under applicable Law. Notwithstanding such withdrawal of such the Company Directors’ Recommendation then the Company shall nevertheless submit this Agreement to its shareholders for adoption.

(b) As soon as reasonably practicable after the execution of this Agreement (but in no event later than forty-five (45) days following the date of this Agreement), SBC shall file the Registration Statement with the SEC and shall use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as practicable after filing thereof. Each Party agrees to cooperate with the other Party, and its Representatives, in the preparation of the Registration Statement and the Proxy Statement/Prospectus. The Parties agree to use all reasonable best efforts to obtain all Permits required by the Securities Laws to carry out the transactions contemplated by this Agreement, and each Party agrees to furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.

(c) Each Party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration

Statement will, at the time the Registration Statement and each amendment and supplement thereto, if any, become effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to the Company shareholders and at the times of the meeting of the Company shareholders, will contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier statement in the Proxy Statement/Prospectus or any amendment or supplement thereto. Each Party further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement/Prospectus or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Proxy Statement/Prospectus or the Registration Statement.

4.6 Listing of SBC Common Stock. SBC shall cause the shares of SBC Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

4.7 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Parties will use all reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated hereby and to cause to be satisfied the conditions in Article 5, to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with and furnish information to, the other Party to that end, and obtain all consents of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby; provided, that nothing contained herein shall preclude any Party from exercising its rights under this Agreement.

(b) Each Party undertakes and agrees to use its reasonable efforts to cause the Merger and to take no action that would cause the Merger to not qualify for treatment as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income Tax purposes.

(c) The Parties shall consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as such Parties mutually agree upon.

4.8 Applications and Consents.

(a) The Parties shall cooperate in seeking all Consents of Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby.

(b) Without limiting the foregoing, the Parties shall cooperate in (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System under the BHC Act, and obtaining approval of such applications and notices, (ii) the filing of any required applications or notices with any foreign or state banking, insurance or other Regulatory Authorities and obtaining approval of such applications and notices, (iii) making any notices to or filings with the Small Business Administration, (iv) making any notices or filings under the HSR Act, and (v) making any filings with and obtaining any Consents in connection with compliance with the applicable provisions of the rules and regulations of any applicable industry self-regulatory organization, including approvals from FINRA and any relevant state regulator in connection with a change of control of the Company Subsidiaries that are broker-dealers, or that are required under consumer finance, mortgage banking and other similar Laws (collectively, the “Regulatory Consents”). Each Party shall file any application and notice required of it to any Regulatory Authority within forty-five (45) days following the date of this Agreement.

(c) Each Party will promptly furnish to the other Party copies of applications filed with all Governmental Authorities and copies of written communications received by such Party from any Governmental Authorities with respect to the transactions contemplated hereby. Each Party agrees that it will consult with the other Party with respect to the obtaining of all Regulatory Consents and other material Consents advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the Parties or their respective Subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Consents) will comply as to form in all material respects with the provisions of applicable Law.

4.9 Notification of Certain Matters. Each Party will give prompt notice to the other (and subsequently keep such other Party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event, development or circumstance that (a) is reasonably likely to result in any Material Adverse Effect on it, or (b) would cause or constitute a breach of any of its representations, warranties, covenants, or agreements contained herein; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute the failure of any condition set forth in Section 5.2(a) or 5.2(b), or 5.3(a) or 5.3(b), as the case may be, to be satisfied, or otherwise constitute a breach of this Agreement by such Party due to its failure to give such notice unless the underlying breach would independently result in a failure of the conditions set forth in Sections 5.2(a) or 5.2(b), or Section 5.3(a) or 5.3(b), as the case may be or give rise to a termination right under Section 6.1. The Company shall deliver to Seacoast a copy of each written opinion (or any withdrawal of such opinion) of Sandler O’Neill & Partners, L.P. or any other financial advisor, as soon as reasonably practicable after the Company’s receipt thereof.

4.10 Investigation and Confidentiality.

(a) Upon reasonable notice and subject to applicable Laws, each Party shall permit the other to make or cause to be made such investigations of the business and Properties of it and its Subsidiaries and of its Subsidiaries’ financial and legal conditions as the other reasonably requests; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other or the right of a Party to rely thereon. Neither Party shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each Party shall, and shall cause its directors, officers, employees and Representatives to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions to the extent required by, and in accordance with, the Confidentiality Agreement, and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. No investigation by Seacoast shall affect the representations and warranties of the Company or the right of Seacoast to rely thereon.

4.11 Press Releases; Publicity. Prior to the Effective Time, Seacoast shall provide the Company with a draft of any press release, other public statement or shareholder communication related to this Agreement and the transactions contemplated hereby prior to issuing such press release, public statement or shareholder communication or making any other public or shareholder disclosure related thereto and Seacoast shall consider any comments and/or modifications to any such press release or public statement provided by the Company; provided, that nothing in this Section 4.11 shall be deemed to prohibit any Party from making any disclosure that its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law, the SEC or NASDAQ.

4.12 Acquisition Proposals.

(a) The Company agrees that it will not, and will cause its directors, officers, employees and Representatives and Affiliates not to, (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to, any Acquisition Proposal; provided, that, in the event the Company receives an unsolicited bona fide Acquisition Proposal that does not violate (i) and (ii) above at any time prior to, but not after, the time this Agreement is adopted by the Company Shareholder Approval, and the Company’s Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, the Company may, and may permit its officers and Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of the Company concludes in good faith (and based upon the written advice of its outside counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable Law; provided further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement. The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Seacoast with respect to any Acquisition Proposal. The Company shall promptly (and in any event within two Business Days) advise Seacoast following the receipt or notice of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Seacoast apprised of any related developments, discussions and negotiations on a current basis. The Company agrees that any breach by its Representatives of this Section 4.12 shall be deemed a breach by the Company.

(b) Notwithstanding the foregoing, if the Company’s Board of Directors concludes in good faith (and based upon the written advice of its outside counsel and after consultation with its financial advisor) that an Acquisition Proposal constitutes or would reasonably be expected to constitute a Superior Proposal and that failure to accept such Superior Proposal would reasonably be expected to result in a violation of its fiduciary obligations to shareholders of the Company under applicable Laws, the Company Board of Directors may at any time prior to the Company Shareholder Approval (i) withdraw or modify (a “Change in Recommendation”) the Company Directors’ Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify the Company Directors’ Recommendation, and (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Board of Directors of the Company may not make a Change in Recommendation, and terminate this Agreement, with respect to an Acquisition Proposal unless (i) the Company shall not have breached this Section 4.12 in any respect and (ii) (A) the Board of Directors of the Company determines in good faith (after consultation with counsel and its financial advisors) that such Superior Proposal has been made and has not been withdrawn and continues or is reasonably expected to continue to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by SBC under this Section 4.12(b); (B) the Company has given SBC at least four (4) Business Days’ prior written notice of its intention to take such actions set forth above (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal)) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (C) before effecting such Change in Recommendation, the Company has negotiated, and has caused its representatives to negotiate in good faith with SBC during such notice period to the extent SBC wishes to negotiate, to enable SBC to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of such Superior Proposal, the Company shall, in each case, be required to deliver to SBC a new written notice, the notice period shall have recommenced and the Company shall be required to comply with its obligations under this Section 4.12 with respect to such new written notice. The Company will advise SBC in writing within twenty-four (24) hours following the receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal) and will keep SBC apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

4.13 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, the Company and the members of its Board of Directors will grant such approvals and take such actions as are necessary (other than any action requiring the approval of its shareholders (other than as contemplated by Section 4.5)) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

4.14 Employee Benefits and Contracts.

(a) Following the Effective Time, SBC shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of the Company on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of SBC or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of SBC or its Subsidiaries; and provided further that in no event shall SBC be required to take into account any retention arrangements or equity compensation when determining whether employee benefits are substantially comparable. SBC shall give the Covered Employees full credit for their prior service with the Company and its Subsidiaries (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by SBC and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by SBC.

(b) With respect to any employee benefit plan of SBC that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, SBC or its applicable Subsidiary shall use its commercially reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such SBC or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c) Prior to the Effective Time, the Company shall take all actions requested by SBC that may be necessary or appropriate to (i) cause the Company’s 401(k) Plan, one or more the Company Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Company Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the termination of the Company’s 401(k) Plan, (iv) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Company Benefit Plan for such period as may be requested by SBC, or (v) facilitate the merger of any Company Benefit Plan into any employee benefit plan maintained by SBC or an SBC Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 4.14(c) shall be subject to SBC’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned, or delayed.

(d) Nothing in this Section 4.14 shall be construed to limit the right of SBC or any of its Subsidiaries (including, following the Closing Date, the Company) to amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 4.14 be construed to require SBC or any of its Subsidiaries (including, following the Closing Date, the Company) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by SBC or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to SBC’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

(e) If, within six (6) months after the Effective Time, any Covered Employee (other than those Covered Employees who receive change in control benefits or retention benefits pursuant to employment or retention agreements with the Company), is terminated by SBC or its Subsidiaries other than “for cause” or as a result of death, disability, or unsatisfactory job performance, then SBC shall pay severance to such Covered Employee in an amount as set forth in the severance policies set forth in Section 4.14(e)(i) of the Seacoast Disclosure Letter (and based upon the non-exempt and exempt status and/or title for the Covered Employee with the Company at the Closing). Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than six (6) months after the Effective Time will be as set forth in the severance policies set forth in Section 4.14 (e)(ii) of the Seacoast Disclosure Letter.

4.15 Indemnification.

(a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company (each an “Indemnified Party”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director, officer, or employee of the Company, its Subsidiaries or any of its predecessors, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, Seacoast shall indemnify, defend and hold harmless, to the same extent permitted by Law, such Indemnified Parties are indemnified or have the right to advancement of expenses pursuant to (x) the Organizational Documents of the Company and (y) the FBCA, each such Indemnified Party against any Liability (including advancement of reasonable attorneys’ fees and expenses prior to the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation. In the event of any such threatened or actual claim, action, suit, proceeding, or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them; provided, that (1) Seacoast shall have the right to assume the defense thereof and upon such assumption Seacoast shall not be required to advance to any Indemnified Party any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Seacoast elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are material issues that raise conflicts of interest between Seacoast and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Seacoast shall advance the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Seacoast shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (3) Seacoast shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(b) Seacoast agrees that all existing rights to indemnification and all existing limitations on Liability existing in favor of the directors, officers, and employees of the Company (the “Covered Parties”) as provided in their respective Organizational Documents as in effect as of the date of this Agreement shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto; provided, that nothing contained in this Section 4.15(b) shall be deemed to preclude the liquidation, consolidation, or merger of Seacoast or SNB, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger. Without limiting the foregoing, in any case in which approval by Seacoast is required to effectuate any indemnification for any director or officer of the Company, Seacoast shall direct, at the election of the Indemnified Party that the determination of any such approval shall be made by independent counsel mutually agreed upon between Seacoast and the Indemnified Party.

(c) Seacoast, from and after the Effective Time, will directly or indirectly cause the Persons who served as directors or officers of the Company at or before the Effective Time to be covered by the Company’s existing directors’ and officers’ liability insurance policy; provided, that Seacoast may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy; provided further, that in no event shall the aggregate premiums applicable to coverage exceed 200% of the current annual premium paid by the Company (as set forth in Section 4.15(c) of the Company Disclosure Letter) for such insurance. Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than six (6) years after the Effective Time.

(d) If SBC or SNB or any of their respective successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of SBC or SNB, as applicable, as the surviving entities shall assume the obligations set forth in this Section 4.15.

(e) The provisions of this Section 4.15 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

4.16. Resolution of Certain Matters. The Company shall use its reasonable best efforts and take any and all actions (including completing any necessary filings with Regulatory Authorities) to resolve the items set forth on Section 4.16 of the Seacoast Disclosure Letter, all subject to SBC’s reasonable satisfaction.

4.17 Claims Letters. Concurrently with the execution and delivery of this Agreement and effective upon the Closing, the Company has caused each director or officer of the Company set forth on Section 4.17 of the Seacoast Disclosure Letter to execute and deliver a Claims Letter in the form attached hereto as Exhibit B.

4.18 Restrictive Covenant Agreement. Concurrently with the execution and delivery of this Agreement, the Company has caused each director or officer of the Company set forth on Section 4.18 to the Seacoast Disclosure Letter to execute and deliver a Restrictive Covenant Agreement in the form attached hereto as Exhibit C.

4.19. Systems Integration; Operating Functions. From and after the date hereof, the Company shall and shall cause its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause the Company’s data processing consultants and software providers to, cooperate and assist the Company and Seacoast in connection with an electronic and systems conversion of all applicable data of the Company to the Seacoast systems, including the training of the Company employees during normal banking hours. Following the date hereof, the Company shall provide Seacoast access to its data files to facilitate the conversion process, including but not limited to, (i) sample data files with data dictionary no later than 30 days following the date of this Agreement; (ii) a full set of data files, including electronic banking and online bill payment data, for mapping and mock conversion no later than 90 days prior to the targeted conversion date as determined by Seacoast; (iii) a second full set of data files from which to establish CIS records, deposit shells, electronic banking accounts, bill payment payees and order debit cards no later than 21 days prior to the targeted conversion date; and (iv) a final set of data files no later than the date of the targeted conversion date. The Company shall cooperate with Seacoast in connection with the planning for the efficient and orderly combination of the parties and the operation of SNB (including the former operations of Company) after the Merger, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Seacoast may decide. The Company shall take any action Seacoast may reasonably request prior to the Effective Time to facilitate the combination of the operations of the Company with SNB. Without limiting the foregoing, the Company shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of the Company and Seacoast shall meet from time to as the Company or Seacoast may reasonably request, to review the financial and operational affairs of the Company and its Subsidiaries, and the Company shall give due consideration to Seacoast’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (i) neither SBC nor SNB shall be permitted to exercise control of the Company prior to the Effective Time, and (ii) the Company shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust Laws.

4.20. Taxes.

(a) Tax Returns. The Company shareholders, at their sole cost and expense, shall prepare and timely file, or cause to be prepared and timely filed, all income Tax Returns of the Company and its Subsidiaries for any Taxable Period (or portion thereof) ending on or before the Closing Date (the “Pre-Closing Tax Period”), which are filed after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with the prior practices of the Company unless otherwise required by applicable Law, and shall claim a deduction for all Permitted Expenses. Such Tax Returns shall be submitted by the Company shareholders to Seacoast (together with applicable schedules and statements) at least 45 days prior to the due date (taking into account any extensions) of such Tax Return. If Seacoast objects to any item on any such Tax Return, it shall, within 15 days after delivery of such Tax Return, notify the Company shareholders in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Seacoast and the Company shareholders shall cooperate in good faith and use their reasonable best efforts to resolve such items. If Seacoast and the Company shareholders are unable to reach an agreement within 10 days after receipt by the Company shareholders of such notice of objection, the disputed items shall be resolved by the Tax Referee, who shall resolve such dispute within 20 days and the Tax Return shall be filed to reflect the Tax Referee’s resolution, which shall be final, conclusive and binding on the parties. Each party shall be responsible for its respective fees and expenses associated with any dispute, and costs associated with any Tax Referee shall be paid equally by Seacoast, on the one hand, and the Company shareholders, on the other hand. For the avoidance of doubt, Seacoast shall prepare and timely file, or cause to be prepared and timely filed, all non-income Tax Returns for the Pre-Closing Tax Period, which are filed after the Closing Date.

(b) Straddle Tax Period. Seacoast shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns of the Company for any Taxable Period that begins before and ends after the Closing Date (a “Straddle Tax Period”). Seacoast shall permit the Company shareholders to review and comment on any income Tax Return of Seacoast for any Straddle Period.

(c) Payment of Taxes. The Company shareholders shall be responsible for and shall timely pay, or cause to be timely paid, any Taxes attributable to the Pre-Closing Tax Period and that portion of any Straddle Tax Period that ends on the day before the Closing Date (the “Pre-Closing Period”). In the case of any Taxes that are payable for a Straddle Tax Period, the portion of such Tax which relates to the portion of such Taxable Period ending on the day before the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable Period multiplied by a fraction the numerator of which is the number of days in the Taxable Period ending on the day before the Closing Date and the denominator of which is the number of days in the entire Taxable Period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the books of the Company were closed and the relevant Taxable Period ended on the day before the Closing Date. Seacoast and the Company agree that the Permitted Expenses will be reported on the Company’s final S corporation tax return and agree not to take a position on any Tax Return that is inconsistent with such treatment. Notwithstanding any other provisions on this Agreement to the contrary, the Company shall take all necessary action to cause the Permitted Expenses to be paid no later than the day before the Closing Date. Seacoast and the Company agree that all deductions resulting from the termination and cash-out of the Company Equity Awards and any other actions contemplated by Section 1.6 of this Agreement shall be treated as deductible items in the Pre-Closing Period pursuant to Proposed Treasury Regulation Section 1.1502-76(b)(1)(ii)(B)(2) and agree not to take a position on any Tax Return that is inconsistent with such treatment. Notwithstanding any other provision of this Agreement, Seacoast shall have no obligation (as successor or otherwise) for, and the Company shareholders shall indemnify Seacoast for, any Taxes attributable to the Pre-Closing Period.

(d) Cooperation. The parties will provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any Tax Return, in determining a liability or right of refund, or in conducting any audit or other proceeding, in respect of Taxes attributable to the Pre-Closing Period. Seacoast agrees to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods.

(e) Tax Contest. Seacoast shall promptly provide written notice to the Company Shareholder Representative of an audit, administrative or judicial proceeding or examination of a Pre-Closing Tax Period that may give rise to a Tax liability for the Company shareholders (a “Tax Claim”). Seacoast shall determine in consultation with the Company Shareholder Representative whether to contest such Tax Claim but in no event shall Seacoast be required to begin or continue a contest of the Tax Claim if, in the reasonable opinion of Seacoast, such contest would result in the possibility of the imposition of a Lien on the assets of Seacoast or otherwise result in significant adverse consequences to Seacoast. If Seacoast contests a Tax Claim, Seacoast shall (i) permit the Company Shareholder Representative to participate in such contest, at the expense of the Company shareholders, (ii) keep the Company Shareholder Representative reasonably informed of all proceedings, communications and correspondence and (iii) make available all relevant documents in connection therewith. Seacoast shall not enter into any settlement or compromise of a Tax Claim without the prior written consent of the Company Shareholder Representative, which consent shall not be unreasonably withheld or delayed. In the case of a Tax Claim relating to or arising from the Letter Ruling Matter; provided that such Tax Claim does not seek criminal penalties against the Company or material equitable or other non-monetary remedies against the Company, the Company Shareholder Representative shall have the right, at the expense of the Company shareholders, to participate in and control the conduct of such Tax Claim. The Company Shareholder Representative shall keep Seacoast reasonably informed of all proceedings, communications and correspondence with respect to any such Tax Claim and make available all relevant documents in connection therewith. The Company Shareholder Representative shall not enter into any settlement or compromise of a Tax Claim relating to or arising from the Letter Ruling Matter without the prior written consent of Seacoast, which consent shall not be unreasonably withheld or delayed.

(f) Closing of the Tax Year. Subject to the allocation of Taxes attributable to a Straddle Tax Period provided for in Section 4.20(c), the Company and Seacoast shall make (or cause any of their respective affiliates to make) any election available or required under Law to treat the Closing Date as the end of a relevant Taxable Period.

(g) 2016 Tax Distributions. Prior to the date hereof, the Company shall be permitted to make a Tax distribution in the aggregate amount of $2.52 million for its shareholders to satisfy their respective Tax obligations for the Taxable Period ended December 31, 2016. The Tax distribution shall be equal to the product of the taxable income for such Taxable Period, as reflected on the Company’s federal income tax return for such period, multiplied by the Applicable Percentage.

(h) Submission of Letter Ruling Request. As promptly as practicable, but in no event later than twenty (20) Business Days after the execution of this Agreement, the Company shall request a letter ruling (the “Letter Ruling Request”) pursuant to Treasury Regulation 1.1362-4(c) seeking relief for (i) an invalid S corporation election by the Company as a result of the failure to properly execute the Form 2553 and obtain the consents of all the shareholders of the Company, and (ii) an inadvertent termination of the Company’s S corporation election as a result of certain shareholders failing to timely file elections pursuant to Section 1361 of the Internal Revenue Code electing to be treated as an Electing Small Business Trust or a Qualified Subchapter S Trust, as the case may be (the “Letter Ruling Matter”). No later than five (5) Business Days prior to the submission of the Letter Ruling Request, the Company shall submit a draft of Letter Ruling Request to Seacoast for review and comment. The Company shall incorporate Seacoast’s reasonable comments, if any, into the Letter Ruling Request.

(i) The provisions of this Section 4.20 are intended to be for the benefit of the Company’s shareholders and shall be enforceable by, the Company Shareholder Representative and his or her heirs and representatives.

4.21 Closing Payments. Immediately prior to the Closing, the Company shall wire, in immediately payable funds, the sums due to the persons listed on Section 4.21 of the Seacoast Disclosure Letter.

4.22 Exchange with Voting Trust. Within twenty (20) Business Days of the date hereof, the Voting Trust shall (i) distribute all of the shares of Company Common Stock held by it to the owners of the interests in the Voting Trust in proportion to the current ownership of the Voting Trust and (ii) be terminated with respect to the Company Common Stock, subject to reversion and re-establishment of the Voting Trust in the event that the Merger is not consummated.

4.23 Tax Insurance. After the date hereof and continuing through the term of the Tax Insurance Policy, each of the Company, the Company’s shareholders and Seacoast shall cooperate and comply with the terms of the Tax Insurance Policy to ensure that the insured parties are in compliance with their obligations therein and to maximize the availability of any recovery that may be available thereunder. The Company shall be responsible for and pay any costs and expenses related to such insurance policy incurred between the date hereof and the Closing, including all premiums, underwriting fees, taxes and other amounts due to bind such policy, and such costs and expenses shall not reduce the Aggregate Merger Consideration. Each of Seacoast, the Company’s shareholders and the Company covenants and agrees to not cancel, redeem or take any action that would adversely affect the terms and conditions of the Tax Insurance Policy or any recovery thereunder. Nothing in this Section 4.23 shall prevent Seacoast from seeking indemnification from the Company’s shareholders pursuant to Section 7.2(b) to the extent that the insurer denies coverage under the Tax Insurance Policy with respect to the Taxes arising out of, or resulting from, the Letter Ruling Matter; provided, that the total amount of indemnification under Section 7.2(b) combined with the total amount of Tax Insurance Policy proceeds under this Section 4.23 shall not exceed $10.0 million in the aggregate.

Prior to the Closing, the Company shall take all commercially reasonable actions necessary to obtain and bind, and shall obtain and bind, the Tax Insurance Policy, which shall contain the same terms and conditions as set forth in Exhibit D except as consented to by the Parties in writing; provided that, in all events, the Tax Insurance Policy shall provide that (i) the insurer shall have no, and shall waive and not pursue any and all subrogation rights against the shareholders of the Company and their respective affiliates and (ii) the shareholders of the Company and their respective affiliates are third party beneficiaries of such waiver.

Following the Closing, the Company and Seacoast shall not and shall cause their respective affiliates not to, amend, modify or otherwise change, terminate or waive any provision of the Tax Insurance Policy without the Company Shareholder Representative’s prior written consent (i) with respect to the waiver of subrogation set forth therein, (ii) in any manner that would be reasonably likely to increase or expand the ability or rights of the insurer thereunder to bring a claim against, or otherwise seek recourse from the shareholders of the Company, (iii) in any manner that would be reasonably likely to reduce the Company’s or Seacoast’s (or its affiliate’s) access to the Tax Insurance Policy’s coverage or cause any coverage provided under the Tax Insurance Policy to be more difficult for the Company or Seacoast (or its affiliates) to access or (iv) that would result in an increased retention or deductible under the Tax Insurance Policy.

4.24 Approval of 280G Payments. If the execution of this Agreement and the consummation of the transactions contemplated hereby would entitle any Person who is a “disqualified individual” to a “parachute payment” (as such terms are defined in Section 280G of the Internal Revenue Code and the regulations promulgated thereunder) absent approval by the shareholders of the Company, then, at least three (3) Business Days prior to the Closing Date, the Company will take all necessary actions (including obtaining any required waivers or consents from each disqualified individual) to submit to a shareholder vote, in a manner that satisfies the stockholder approval requirements for exemption under Section 280G(b)(5)(A)(ii) of the Internal Revenue Code and the regulations promulgated thereunder, the right of each disqualified individual to receive or retain, as applicable, any payments and benefits to the extent necessary so that no payment or benefit received by such disqualified person shall be deemed a parachute payment. Such vote shall establish the disqualified individual’s right to the payment or benefits. The Company and the shareholders will be responsible for all liabilities and obligations related to the matters described in this Section 4.24, including any claims by disqualified individuals that they are entitled to payment or reimbursement for any related excise taxes. The Company will provide to Seacoast copies of any waivers, consents, and shareholder information statements or disclosures relating to Section 280G and the shareholder vote described in this Section 4.24, a reasonable period of time before disseminating such materials to the disqualified individuals and the Company’s shareholders, and will work with Seacoast in good faith regarding the inclusion of any comments provided by Seacoast thereto.

ARTICLE 5

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

5.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by each Party pursuant to Section 7.7:

(a) The Company Shareholder Approval. The Company shall have obtained the Company Shareholder Approval.

(b) Regulatory Approvals. All Regulatory Consents required by law to consummate the transactions contemplated by this Agreement (the “Required Consents”) shall (i) have been obtained or made and be in full force and effect and all waiting periods required by Law shall have expired, and (ii) not be subject to any condition or consequence that would, after the Effective Time, have a Material Adverse Effect on Seacoast or any of its Subsidiaries, including the Company.

(c) No Orders or Restraints; Illegality. No Order issued by any Governmental Authority (whether temporary, preliminary, or permanent) preventing the consummation of the Merger shall be in effect and no Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restrains or makes illegal the consummation of the Merger.

(d) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e) Listing of SBC Common Stock. The shares of SBC Common Stock to be issued to the holders of Company Common Stock upon consummation of the Merger shall have been approved for listing on NASDAQ.

5.2 Conditions to Obligations of Seacoast. The obligations of Seacoast to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seacoast pursuant to Section 7.7:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), and Seacoast shall have received certificates, dated the Closing Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company, to such effect.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and Seacoast shall have received certificates, dated the Closing Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company, to such effect.

(c) Corporate Authorization. Seacoast shall have received from the Company (i) certified resolutions of its Board of Directors and shareholders authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; (ii) a certificate as to the incumbency and signatures of officers authorized to execute this Agreement; and (iii) certificates of good standing, dated not more than three Business Days before the Closing Date, from the Secretary of State of the State of Florida.

(d) Consents. The Company shall have obtained all Consents required as a result of the transactions contemplated by this Agreement pursuant to the Contracts set forth in Section 3.3(b) of the Company Disclosure Letter.

(e) Material Adverse Effect. Since the date hereof, there shall not have occurred any fact, circumstance or event, individually or taken together with all other facts, circumstances or events that has had or is reasonably likely to have a Material Adverse Effect on the Company.

(f) Tax Opinions. Seacoast shall have received a written opinion from Alston & Bird LLP in a form reasonably satisfactory to it, dated the date of the Effective Time, substantially to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and each of SBC and the Company will be a party to that reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Seacoast and the Company reasonably satisfactory in form and substance to such counsel.

(g) Claims Letters. Seacoast shall have received from the Persons listed in Section 4.17 of the Seacoast Disclosure Letter an executed written agreement in substantially the form of Exhibit B.

(h) Restrictive Covenant Agreement. Each of the Persons as set forth in Section 4.18 of the Seacoast Disclosure Letter shall have entered into the Restrictive Covenant Agreement in substantially the form of Exhibit C.

(i) The Company’s Consolidated Tangible Shareholders’ Equity. The Company’s Consolidated Tangible Shareholders’ Equity as of the close of business on the fifth Business Day prior to the Closing Date shall be an amount not less than $36.5 million and the Company’s general allowance for loan and lease losses shall be an amount not less than 0.75% of total loans and leases outstanding.

(j) Termination of the Company Equity Awards. All outstanding Company Equity Awards shall have been terminated and cashed out as provided in Section 1.6, and the Company’s Board of Directors and shareholders shall have taken all action necessary to terminate the Company Stock Plans effective prior to the Effective Time. No Company Equity Awards, whether vested or unvested, or obligations to issue Company Equity Awards, shall be outstanding as of the Effective Time.

(k) Section 280G. The Company shall have taken all necessary actions as provided in Section 4.24, and, to the extent required by Section 4.24, the shareholders of the Company shall have voted, in a manner that satisfies the stockholder approval requirements for exemption under Section 280G(b)(5)(A)(ii) of the Internal Revenue Code and the regulations promulgated thereunder, the right of each disqualified individual to receive or retain, as applicable, any payments and benefits to the extent necessary so that no payment or benefit received by such disqualified person shall be deemed a parachute payment (as such terms are defined in Section 280G of the Internal Revenue Code and the regulations promulgated thereunder).

(l) Non-Foreign Affidavit. Delivery to Seacoast of an affidavit, in the form provided by Treasury Regulation Section 1.1445-2(b)(2), from each Person who is a shareholder of the Company on the Closing Date that each such shareholder is not a “foreign person” for purposes of Section 1445 of the Internal Revenue Code.

(m) Completion of Section 4.16 Items. Each of the items set forth in Section 4.16 of the Seacoast Disclosure Letter shall have been completed and finalized prior to the Effective Time, all to the reasonable satisfaction of Seacoast.

5.3 Conditions to Obligations of the Company. The obligations of the Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the Company pursuant to Section 7.7:

(a) Representations and Warranties. The representations and warranties of Seacoast set forth in this Agreement, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date) and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Seacoast by a duly authorized officer of Seacoast, to such effect.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Seacoast to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Seacoast by a duly authorized officer of Seacoast, to such effect.

(c) Tax Opinion. The Company shall have received a written opinion from Holland & Knight LLP in a form reasonably satisfactory to it, dated the date of the Effective Time, substantially to the effect that, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of SBC and the Company will be a party to that reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (iii) no gain or loss will be recognized by holders of Company Common Stock who exchange all of their Company Common Stock solely for SBC Common Stock pursuant to the Merger (except with respect to any cash received), (iv) that basis in the shares of SBC Common Stock received in the Merger will consist of the basis for the shares of Company Common Stock exchanged therefor (reduced by an amount of any cash received), and (v) the holding period for the shares of SBC Common Stock received in the Merger will include the holding period for the shares of Company Common Stock exchanged therefor. In rendering such opinion, Holland & Knight LLP shall be entitled to rely upon representations of officers of Seacoast and the Company reasonably satisfactory in form and substance to it.

(d) Material Adverse Effect. Since the date hereof, there shall not have occurred any fact, circumstance or even, individually or taken together with all other facts, circumstances or events that has had or is reasonably likely to have a Material Adverse Effect on Seacoast.

(e) Corporate Authorization. The Company shall have received from Seacoast: (i) certified resolutions of its Board of Directors authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby; (ii) a certificate as to the incumbency and signatures of officers authorized to execute this Agreement; and (iii) certificates of good standings, dated not more the three (3) Business Days before the Closing Date, from the Secretary of State of the State of Florida and the FDIC.

ARTICLE 6

TERMINATION

6.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the Company Shareholder Approval, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual consent of the Board of Directors of the Company and the Board of Directors or Executive Committee of the Board of Directors of SBC; or

(b) By the Board of Directors of either Party in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other Party, which breach would result in, if occurring or continuing on the Closing Date, the failure of the conditions to the terminating Party’s obligations set forth in Sections 5.2 or 5.3, as the case dictates, and that cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (d) below; or

(c) By the Board of Directors of either Party in the event that (i) any Regulatory Consent required to be obtained from any Governmental Authority has been denied by final non-appealable action of such Governmental Authority, or (ii) the Company Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at the Company shareholders’ meeting where this Agreement was presented to such shareholders for approval and voted upon; or

(d) By the Board of Directors of either Party in the event that the Merger has not been consummated by November 30, 2017, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 6.1(d); or

(e) By the Board of Directors of SBC in the event that (i) the Company has withdrawn, qualified or modified the Company Directors’ Recommendation in a manner adverse to Seacoast or shall have resolved to do any of the foregoing, (ii) the Company has failed to substantially comply with its obligations under Sections 4.5 or 4.12, or (iii) the Board of Directors of the Company has recommended, endorsed, accepted or agreed to an Acquisition Proposal; or

(f) By the Board of Directors of the Company in the event that (i) the Board of Directors of the Company has determined in accordance with Section 4.12 that a Superior Proposal has been made with respect to it and has not been withdrawn, and (ii) neither the Company nor any of its Representatives has failed to comply in all material respects with Section 4.12; or

(g) By the Board of Directors of the Company, if the Company’s Board of Directors so determines at any time during the five (5) day period commencing on the Determination Date, if, and only if, the Seacoast Closing Price is less than $19.00; subject, however, to the following sentences. If the Company elects to exercise its termination right under this Section 6.1(g), it shall give prompt written notice thereof to SBC. Within five (5) Business Days following its receipt of such notice, Seacoast shall have the option to increase the Cash Consideration such that the aggregate value of the Aggregate Merger Consideration equals $26.93 per share of Company Common Stock (including Company Equity Awards); provided that in no event shall: (A) the Cash Consideration be less than $6.33 per share; and (B) the number of shares of SBC Common Stock to be received by the Company’s shareholders be less than the number of shares that the Company shareholders would have received if the Seacoast Closing Price had been $19.00; provided further that the Cash Consideration after any such increase as set forth in this Section 6.1(g) shall not exceed thirty percent (30%) of the Aggregate Merger Consideration. If Seacoast so elects, it shall give written notice to the Company of such election and the amount of increase in the Cash Consideration within the five (5) Business Day period following its receipt of notice of termination from the Company, whereupon no termination shall have occurred pursuant to this Section 6.1(g) and this Agreement shall remain in full force and effect in accordance with its terms (except that the Cash Consideration and the corresponding total Merger Consideration shall have been so modified); or

(h) By the Board of Directors of Seacoast, if the Seacoast’s Board of Directors so determines at any time during the five (5) day period commencing on the Determination Date, if, and only if, the Seacoast Closing Price is less than $19.00; subject, however, to the following sentences. If Seacoast elects to exercise its termination right under this Section 6.1(h), it shall give prompt written notice thereof to the Company. If Seacoast is to proceed with the Merger, it shall give prompt written notice thereof to the Company and within five (5) Business Days following the delivery of such notice, Seacoast shall adjust either the Cash Consideration or the Exchange Ratio such that the aggregate value of the Aggregate Merger Consideration equals $26.93 per share of Company Common Stock (including Company Equity Awards); provided that in no event shall: (A) the Cash Consideration be less than $6.33 per share; and (B) the number of shares of SBC Common Stock to be received by the Company’s shareholders be less than the number of shares that the Company shareholders would have received if the Seacoast Closing Price had been $19.00; provided further that the Cash Consideration after any such increase as set forth in this Section 6.1(h) shall not exceed thirty percent (30%) of the Aggregate Merger Consideration. If Seacoast elects to proceed with the Merger by adjusting the Cash Consideration or the Exchange Ratio, accordingly, within the five (5) Business Day period following its delivery of notice to the Company, no termination shall have occurred pursuant to this Section 6.1(h). This Agreement shall remain in full force and effect in accordance with its terms (except that the Stock Consideration and/or

Cash Consideration and the corresponding Aggregate Merger Consideration shall have been so modified). Notwithstanding the foregoing, if the increase in SBC’s Common Stock price is the result of the announcement of a signed definitive agreement to sell SBC, then SBC’s right to terminate this Agreement or adjust the Exchange Ratio or Cash Consideration will not apply. For illustrative purposes, attached to Section 7.1(a) of the Seacoast Disclosure Letter is an example of the price mechanisms and adjustments set forth herein.

(i) By the Board of Directors of SBC if holders of more than five percent (5.0%) in the aggregate of the outstanding shares of Company Common Stock shall have voted such shares against this Agreement or the Merger at any meeting called for the purpose of voting thereon and shall have given notice of their intention to exercise their dissenters’ rights in accordance with the FBCA.

6.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall become void and have no effect, and none of Seacoast, the Company, any of their respective Subsidiaries, or any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (i) the provisions of Section 4.10(b), Article 6 and Article 7 shall survive any such termination and abandonment, and (ii) a termination of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement of such Party contained in this Agreement.

ARTICLE 7

MISCELLANEOUS

7.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company or 25% or more of any class of equity or voting securities of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in or would reasonably be expected to result in such third party beneficially owning 25% or more of any class of equity or voting securities of the Company, (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company, or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Seacoast of the transactions contemplated hereby.

“Affiliate” of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (ii) any director, partner or officer of such Person or, for any Person that is a limited liability company, any manager or managing member thereof. For purposes of this definition, “control” (and its derivatives) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity, voting or other interests, as trustee or executor, by contract or otherwise.

“Applicable Percentage” shall mean the tax rate of the Company’s shareholder with the highest marginal individual combined effective federal, state and local income tax rate as of the Closing Date.

“Benefit Plan” shall mean any “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), and the Company Stock Plan, and any other employee benefit plan, policy, or agreement, whether or not covered by ERISA, and any pension, retirement, profit-sharing, deferred compensation, equity compensation, employment, stock purchase, gross-up, retention, incentive compensation, employee stock ownership, severance, vacation, bonus, or deferred compensation plan, policy, or arrangement, any medical, vision, dental, or other written health plan, any life insurance plan, fringe benefit plan, and any other employee program or agreement, whether formal or informal, that is entered into, maintained by, sponsored in whole or in part by, or contributed to by the Company or any Subsidiaries thereof, or under which the Company or any Subsidiaries thereof could have any obligation or Liability, whether actual or contingent, with respect to any Company employee.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended, and rules and regulations thereunder.

“Business Day” shall mean any day that NASDAQ is normally open for trading for a full day and that is not a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required to close for regular banking business.

“Company Common Stock” shall mean the $5.00 par value per share common stock of the Company.

“Company Equity Award” shall mean an award, grant, unit, option to purchase, or other right to receive a share or shares of Company Common Stock and shall specifically include any restricted stock awards.

“Company Shareholder Approval” shall mean the approval of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock.

“Company Shareholder Representative” shall mean Jim Springer.

“Company Stock Plan” shall mean any equity compensation plan, stock purchase plan, incentive compensation plan, or any other Benefit Plan under which the Company Equity Awards have been or may be issued.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated February 6, 2015, by and between Seacoast and the Company.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Consolidated Tangible Shareholders’ Equity” shall mean as to a Party as of the close of business on the fifth Business Day prior to the Closing Date (the “Measuring Date”), the consolidated shareholders’ equity of such Party as set forth on its balance sheet on the Measuring Date calculated in accordance with GAAP and including the recognition of or accrual for all Permitted Expenses paid or incurred, or projected to be paid or incurred, in connection with this Agreement and the transactions contemplated by it, excluding (i) any change related to recapture of any of the allowance for loan and lease losses following the date of this Agreement and receipt of any related regulatory approval, (ii) all intangible assets, and minus any unrealized gains or plus any unrealized losses (as the case may be) in such Party’s Subsidiaries’ securities portfolio due to mark-to-market adjustments as of the Measuring Date. The calculation of Consolidated Tangible Shareholders’ Equity shall be delivered by each Party to the other Party, accompanied by appropriate supporting detail, no later than the close of business on the fourth Business Day preceding the Closing Date, and such calculation shall be subject to verification and approval by the other Party, which approval shall not be unreasonably withheld.

“Contract” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, note, bond, license, mortgage, deed of trust or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, assets, or business.

“Default” shall mean (i) any breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Law, Order, or Permit.

“Determination Date” means the later of (i) the date on which the last Required Consent is obtained without regard to any requisite waiting period or (ii) the date on which the Company Shareholder Approval is obtained.

“Dissenting Shares” shall mean shares of Company Common Stock that are owned by shareholders that properly demand and exercise their dissenters’ rights and who complies in all respects with the provisions of Section 607.1301 to 607.1333 of the FBCA.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common Law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material, including all requirements for permits, licenses and other authorizations that may be required.

“ERISA Affiliate” of any Person means any entity that is, or at any relevant time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the

Internal Revenue Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Internal Revenue Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Internal Revenue Code or the regulations under Section 414(o) of the Internal Revenue Code) with such Person.

“ERISA Plan” shall mean any Benefit Plan that is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.

“Exchange Ratio” shall mean 0.9809, which shall remain fixed if the Seacoast Closing Price is between $22.75 and $21.00. However, if the Seacoast Closing Price is (i) greater than $22.75, then the Exchange Ratio will equal the product of (A) a quotient, the numerator of which is equal to $28.65, and the denominator of which is the Seacoast Closing Price, (B) multiplied by 0.7789; or (ii) less than $21.00 but greater than $19.00, then Seacoast shall have the option of adjusting the Exchange Ratio or the Cash Consideration so that the Aggregate Merger Consideration is $26.93 per share of Company Common Stock. If under scenario (ii), Seacoast elects to adjust the Cash Consideration then the Exchange Ratio remains 0.9809; however, if Seacoast elects to instead increase the Stock Consideration then the Exchange Ratio will equal the product of (A) a quotient, the numerator of which is equal to $26.93, and the denominator of which is the Seacoast Closing Price, (B) multiplied by 0.7648. The Exchange Ratio may be subject to further adjustment pursuant to Section 6.1(g) and 6.1(h), to the extent that the Seacoast Closing Price is less than $19.00. For illustrative purposes, attached to Section 7.1(a) of the Seacoast Disclosure Letter is an example of the price mechanisms and adjustments set forth herein.

“Exhibits” A through D, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Facilities” shall mean all buildings and improvements on the Property of any Person.

“FBCA” shall mean the Florida Business Corporation Act.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of a Party and its Subsidiaries as of December 31, 2015 and 2016, and the related consolidated statements of operations, cash flows (as to annual financial statements only), and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) for each of the three years ended December 31, 2014, 2015 and 2016, as delivered by such party to the other Party or as filed or to be filed by such Party in its SEC Reports, and (ii) the consolidated balance sheets of such Party and its Subsidiaries (including related notes and schedules, if any), and related statements of operations, cash flows (as to annual financial statements only), and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) filed with respect to periods ended subsequent to December 31, 2016.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied during the periods involved.

“Governmental Authority” shall mean each Regulatory Authority and any other domestic or foreign court, administrative agency, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).

“Hazardous Material” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

“Intellectual Property” shall mean (i) any patents, copyrights, trademarks, service marks, mask works or similar rights throughout the world, and applications or registrations for any of the foregoing, (ii) any proprietary interest, whether registered or unregistered, in know-how, copyrights, trade secrets, database rights, data in databases, website content, inventions, invention disclosures or applications, software (including source and object code), operating and manufacturing procedures, designs, specifications and the like, (iii) any proprietary interest in any similar intangible asset of a technical, scientific or creative nature, including slogans, logos and the like and (iv) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations thereunder.

“Knowledge” of any Party or “known to” a Party and any other phrases of similar import means, with respect to any matter in question relating to a Party, if any of the Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or General Counsel of such Party have actual knowledge of such matter, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.

“Law” shall mean any code, law (including any rule of common law), ordinance, regulation, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Authority.

“Letter Ruling Request” has the meaning set forth in Section 4.20(h).

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any mortgage, pledge, reservation, restriction (other than a restriction on transfers arising under the Securities Laws), security interest, lien, or encumbrance of any nature whatsoever of, on, or with respect to any property or property interest, other than Liens for property Taxes not yet due and payable.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include claims of entitlement under any Benefit Plans that are made or received in the ordinary course of business.

“NASDAQ” shall mean the National Market System of The NASDAQ Stock Market.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Governmental Authority.

“Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, charter, bylaws or other similar governing instruments, in each case as amended as of the date specified, of any Person.

“Party” shall mean Seacoast, on the one hand, or the Company, on the other hand, and “Parties” shall mean Seacoast and the Company.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, or permit from Governmental Authorities that are required for the operation of the businesses of a Person or its Subsidiaries.

“Permitted Expenses” shall mean the reasonable expenses of the Company incurred in connection with the Merger (including fees and expenses of attorneys, accountants or other consultants) as set forth in Section 7.1(b) of the Seacoast Disclosure Letter.

“Permitted Liens” shall mean (i) Liens for current Taxes and assessment not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairman’s, warehousemen’s and carrier’s Liens arising in the ordinary course of business of the Company consistent with past practice, or (iii) restrictions on transfers under applicable securities Laws.

“Person” shall mean any natural person or any legal, commercial, or governmental entity, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, or person acting in a representative capacity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the 1934 Act.

“Pre-Closing Period” shall have the meaning as set forth in Section 4.20(c).

“Pre-Closing Tax Period” shall have the meaning as set forth in Section 4.20(a)(i).

“Property” shall mean all real property leased or owned by any Person and its Subsidiaries, either currently or in the past.

“Proxy Statement/Prospectus” shall mean the proxy statement and other proxy solicitation materials of the Company and the prospectus of SBC constituting a part of the Registration Statement.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by SBC under the 1933 Act with respect to the shares of SBC Common Stock to be issued to the shareholders of the Company in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board, the OCC, the FDIC, the Consumer Financial Protection Bureau, the Internal Revenue Service, NASDAQ, all federal and state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, FINRA, and the SEC (including, in each case, the staff thereof).

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative of a Person.

“Rights” shall mean, with respect to any Person, securities, or obligations convertible into or exercisable for, or giving any other Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person, whether vested or unvested or exercisable or unexercisable, and shall include the Company Equity Awards.

“SBC Common Stock” shall mean the $0.10 par value per share common stock of SBC.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“SEC Reports” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC.

“Seacoast Closing Price” shall mean the average of the VWAP for the ten (10) Trading Days ending on the Trading Day immediately prior to the Determination Date.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the Trust Indenture Act of 1939, each as amended, state securities and “Blue Sky” Laws, including in each case the rules and regulations thereunder.

“Straddle Tax Period” shall have the meaning as set forth in Section 4.20(b).

“Subsidiary” or “Subsidiaries” shall have the meaning assigned in Rule 1-02(x) of Regulation S-X of the SEC.

“Superior Proposal” means any bona fide, unsolicited, written Acquisition Proposal for at least a majority of the outstanding shares of Company Common Stock on terms that the Board of Directors of the Company concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated by this Agreement (including the terms, if any, proposed by Seacoast to amend or modify the terms of the transactions contemplated by this Agreement), (1) after receiving the written advice of its financial advisor (which shall be a nationally recognized investment banking firm, Seacoast acknowledging that Sandler O’Neill & Partners, L.P. is a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the written advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, including assessments for unclaimed property, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, or any amount in respect of unclaimed property or escheat, imposed by or required to be paid or withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous provision of state, local or foreign Law or otherwise.

“Tax Referee” means a nationally recognized firm of independent certified public accountants selected by Seacoast and the Company (or, if Seacoast and the Company cannot agree on such firm, they shall cause their respective selected accounting firms to select a firm).

“Tax Return” shall mean any report, return, declaration, claim for refund, or information return or statement relating to Taxes, including any associated schedules, forms, attachments or amendments and any related or supporting information, estimates, elections, or statements provided or required to be provided to a Taxing Authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax return.

“Taxable Period” shall mean any period prescribed by any Taxing Authority.

“Taxing Authority” shall mean any federal, state, local, municipal, foreign, or other Governmental Authority, instrumentality, commission, board or body having jurisdiction over the Parties to impose or collect any Tax.

“Technology Systems” shall mean the electronic data processing, information, record keeping, communications, telecommunications, hardware, third-party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property used by the Company.

“Termination Fee” shall mean $3,600,000.

“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 pm (Eastern Time).

“Voting Trust” shall mean the Palm Beach Community Bank Voting Trust.

“VWAP” shall mean the daily volume weighted average price of the SBC Common Stock on the NASDAQ Stock Market or such other exchange or market on which the SBC Common Stock is then listed or quoted for trading on the day in question.

(b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Affordable Care Act	Section 3.3(iii)
Aggregate Merger Consideration	Section 1.4(a)
Articles of Merger	Section 3.3
Agreement	Parties
Cash Consideration	1.4(a)
Change in Recommendation	Section 4.12(b)
Closing	Section 1.2
Closing Date	Section 1.2
Company	Parties
Company Certificates	Section 1.4(b)
Company Directors’ Recommendation	Section 3.3(b)(ii)
Company Disclosure Letter	Section 3.1
Company Latest Balance Sheet	Section 3.3(d)(ii)
Company Regulatory Agreement	Section 3.3(v)
Covered Employees	Section 4.14(a)
Covered Parties	Section 4.15(b)
CRA	Section 3.3(q)
Dissenting Shareholder	Section 2.3
Effective Time	Section 1.3
Exchange and Paying Agent	Section 2.1(a)
Exchange Fund	Section 2.1(d)
Excluded Shares	Section 1.4(e)
IIPI	Section 3.3(r)(i)
Indemnification Notice	Section 7.2(b)
Indemnified Party	Section 4.15(a)
Indemnified Parties	Section 7.2(b)
Letter Ruling Matter	Section 4.20(h)
Letter Ruling Request	Section 4.20(h)
Material Adverse Effect	Section 3.2(b)
Measuring Date	Section 7.1(a)
Merger	Preamble
Merger Consideration	Section 1.4(a)
OCC	Section 1.3

Pre-Closing Period	Section 4.20(c)
Pre-Closing Tax Period	Section 4.20(a)
Regulatory Consents	Section 4.8(b)
Required Consents	Section 5.1(b)
Sarbanes-Oxley Act	Section 3.3(d)(iv)
S-Corp Closing Statement	Section 1.4(a)
S-Corp Expenses	Section 1.4(a)
Shareholder Support Agreement	Preamble
Stock Consideration	Section 1.4(a)
Surviving Bank	Section 1.1
Tax Insurance Policy	Section 3.3(bb)
Tax Claim	Section 4.20(e)
Takeover Laws	Section 3.3(v)
SBC	Parties
SBC Preferred Stock	Section 3.4(c)
SBC Regulatory Agreement	Section 3.4(f)(ii)
Seacoast	Parties
SNB	Parties

(c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.

7.2 Non-Survival of Representations and Covenants; Indemnification.

(a) Non-Survival of Representations and Covenants. Except for Articles 1 and 2, Sections 4.7(b), 4.7(c), 4.10(b), 4.15 4.20, 4.23 and this Article 7, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall be deemed only to be conditions of the Merger and shall not survive the Effective Time.

(b) Indemnification. Subject to the terms of this Section 7.2(b), effective at and after the Closing, each shareholder, severally but not jointly (based on their pro rata ownership percentage of the Company immediately prior to the Closing), shall indemnify, defend and hold harmless Seacoast and its officers, directors and employees (the “Indemnified Parties”) from and against any and all Taxes arising from or relating to the Letter Ruling Matter, including any Taxes arising from the indemnity payment required hereunder. With respect to Taxes for which the Indemnified Parties are entitled to indemnification hereunder with respect to the Letter Ruling Matter, the Indemnified Parties shall (A) first seek recovery from and exhaust the Tax Insurance Policy and then (B) solely to the extent such Taxes are in excess of amounts recovered under the Tax Insurance Policy, such Taxes shall be paid by each shareholder, severally but not jointly (based on their pro rata ownership percentage of the Company immediately prior to the Closing). Notwithstanding anything to the contrary set forth in this Agreement, the maximum aggregate amount for which the Indemnified Parties may recover from the shareholders of the Company with respect to any indemnification claim for losses related to the Letter Ruling Matter shall be $10.0 million reduced by all amounts recovered under the Tax Insurance Policy. If an Indemnified Party receives any amounts under the Tax Insurance Policy subsequent to an indemnification payment by the shareholders of the Company, then such Indemnified Party shall promptly reimburse the shareholders of the Company for any payment made or expense incurred by such shareholders in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of reasonable attorneys’ fees, and out-of-pocket expenses and cost of recovery. In the event the Indemnified

Parties suffer Taxes actually paid to a Taxing Authority arising from or related to the Letter Ruling Matter in excess of the amounts recovered under the Tax Insurance Policy, Seacoast shall promptly provide written notice to the Company Shareholder Representative specifying and documenting the amount of such excess (“Indemnification Notice”). Upon receipt of the Indemnification Notice, the Company Shareholder Representative shall promptly notify those persons who were shareholders of the Company immediately prior to the Closing of their respective payment obligations pursuant to this Section 7.2(b) taking into account their respective equity ownership percentages immediately prior to the Closing. Payment of the amount specified in the Indemnification Notice shall be made no later than forty-five (45) days after receipt by the Company Shareholder Representative. There shall be no right of subrogation against the shareholders with respect to their indemnity obligation under this Agreement. The indemnity obligation set forth in this Section 7.2 shall survive until the date that coverage for the Letter Ruling Matter expires under the terms of the Tax Insurance Policy and shall then terminate and be of no further force and effect. This Section 7.2(b) sets forth the sole and exclusive source of recovery for any and all losses, liabilities and Taxes resulting from or relating to the Letter Ruling Matter or otherwise relating to or resulting from the loss of the Company’s S corporation election.

(c) Exclusive Remedy. Except as expressly set forth in this Section 7.2, the Tax Insurance Policy shall be the sole and exclusive source for recovery for any and all losses related to the Letter Ruling Matter and the shareholders have no liability to the Indemnified Parties in connection with this Agreement and the transactions contemplated hereby. No Indemnified Party may avoid the limitations on liability set forth in this Section 7.2 by seeking damages for breach of contract, tort or pursuant to any other theory of liability.

7.3 Expenses.

(a) Except as otherwise provided in this Section 7.3 or in Section 7.4, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Seacoast shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement/Prospectus and one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement/Prospectus.

(b) Nothing contained in this Section 7.3 or Section 7.4 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

7.4 Termination Fee.

(a) In the event that (A) (i) either Party terminates this Agreement pursuant to Section 6.1(c)(ii), or (ii) SBC terminates this Agreement pursuant to Section 6.1(b), as a result of a willful breach of a covenant or agreement by the Company, or pursuant to Sections 6.1(e)(i) or 6.1(e)(ii), (B) at any time after the date of this Agreement and prior to such termination Company shall have received or there shall have been publicly announced an Acquisition Proposal that has not been formally withdrawn or abandoned prior to such termination, and (C) within twelve (12) months following such termination an Acquisition Proposal is consummated or a definitive agreement or letter of intent is entered into by the Company with respect to an Acquisition Proposal, the Company shall pay Seacoast the Termination Fee within five Business Days after the date it becomes payable pursuant hereto, by wire transfer of immediately available funds; provided that for purposes of this Section 7.4(a) all references in the definition of “Acquisition Proposal” to “25%” shall be to “50%”.

(b) In the event that SBC terminates this Agreement pursuant to Section 6.1(e)(iii), the Company shall pay to Seacoast the Termination Fee within five Business Days after the date this Agreement is terminated, by wire transfer of immediately available funds. In the event that the Company terminates this Agreement pursuant to Section 6.1(f), the Company shall pay to Seacoast the Termination Fee on the date this Agreement is terminated, by wire transfer of immediately available funds.

(c) The Company hereby acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Seacoast would not enter into this Agreement. In the event that the Company fails to pay when due any amount payable under this Section 7.4, then (i) the Company shall reimburse Seacoast for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) the Company shall pay to Seacoast interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to five percent (5%) over the “prime rate” (as published in the “Money Rates” column in The Wall Street Journal or, if not published therein, in another national financial publication selected by Seacoast) in effect on the date such overdue amount was originally required to be paid.

(d) Assuming the Company is not in breach of its obligations under this Agreement, including Sections 4.5 and 4.12, then the payment of the Termination Fee shall fully discharge the Company from and be the sole and exclusive remedy of the other Party with respect to, any and all losses that may be suffered by such other Party based upon, resulting from or rising out of the circumstances giving rise to such termination of this Agreement under Section 7.4(a) or 7.4(b). In no event shall the Company be required to pay the Termination Fee on more than one occasion.

7.5 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the Company Disclosure Letter and the Exhibits) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval, or agreement of any third party beneficiary will be required to amend, modify or waive any provision of the Agreement. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

7.6 Amendments. Before the Effective Time, this Agreement (including the Company Disclosure Letter, the Seacoast Disclosure Letter and the Exhibits) may be amended by a subsequent writing signed by each of the Parties, whether before or after the Company Shareholder Approval has been obtained, except to the extent that any such amendment would require the approval of the shareholders of the Company, unless such required approval is obtained.

7.7 Waivers.

(a) Prior to or at the Effective Time, either Party shall have the right to waive any Default in the performance of any term of this Agreement by the other Party, to waive or extend the time for the compliance or fulfillment by the other Party of any and all of such other Party’s obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No waiver by a Party shall be effective unless in writing signed by a duly authorized officer of such Party.

(b) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

7.8 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of each other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

7.9 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile or electronic transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed effective as of the date so delivered:

Seacoast:	Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Telecopy Number: (772) 288-6086

Attention: Dennis Hudson

Copy to Counsel (which shall not constitute notice):	Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
Telecopy Number: (404) 881-7777

Attention: Randolph A. Moore III

Company:	Palm Beach Community Bank
8101 Okeechobee Boulevard
West Palm Beach, Florida 33411
Telecopy Number: (561) 681-7201

Attention: Calvin L. Cearley

Copy to Counsel (which shall not constitute notice):	Holland & Knight LLP
701 Brickell Avenue, Suite 3300
Miami, Florida 33131
Telecopy Number: (305) 789-7799

Attention: Bradley D. Houser

7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any applicable principles of conflicts of Laws that would result in the application of the law of another jurisdiction, except that the Laws of the United States shall govern the consummation of the Merger.

7.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

7.12 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

7.13 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

7.14 Severability. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

7.15 Attorneys’ Fees.

In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and costs and expenses incurred in such action or suit.

7.16. Waiver of Jury Trial.

THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER

OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

SEACOAST BANKING CORPORATION OF FLORIDA

By:	/s/ Charles M. Shaffer
Charles M. Shaffer
Chief Financial Officer

SEACOAST NATIONAL BANK

By:	/s/ Charles M. Shaffer
Charles M. Shaffer
Chief Financial Officer

PALM BEACH COMMUNITY BANK

By:	/s/ Calvin L. Cearley
Calvin L. Cearley
Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

FORM OF COMPANY SHAREHOLDER SUPPORT AGREEMENT

THIS SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of May 4, 2017, by and among Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), Palm Beach Community Bank, a Florida chartered bank (“Seller”), and each of the undersigned (i) directors of Seller that are beneficial owners of any shares of Seller Stock and (ii) executive officers of Seller that are beneficial owners of any shares of Seller Stock (each of (i), and (ii), a “Shareholder,” and collectively, the “Shareholders”).

RECITALS

WHEREAS, the Shareholders desire that Buyer and Seller consummate the transactions (the “Transactions”) set forth in that certain Agreement and Plan of Merger, dated as of May 4, 2017 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Buyer, Seacoast National Bank, and Seller, that provides for, among other things, the merger of Seller with and into Buyer (the “Merger”); and

WHEREAS, the Shareholders, Seller and Buyer are executing this Agreement as an inducement and condition to Buyer entering into, executing and performing the Merger Agreement and consummating the Transactions.

NOW, THEREFORE, in consideration of, and as a material inducement to, entering into and the execution and delivery by Buyer of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.    Representations and Warranties. Each Shareholder represents and warrants to Buyer severally, but not jointly, as follows:

(a)    The Shareholder has voting power over the number of shares (“Shareholder’s Shares”) of the common stock of Seller, par value $5.00 per share (“Seller Stock”), set forth below such Shareholder’s name on the signature page hereof. Except for the Shareholder’s Shares, the Shareholder does not have voting power over any shares of Seller Stock.

(b)    This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

(c)    Neither the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

(d)    The Shareholder’s Shares and the certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (any such encumbrance, a “Lien”), except for (i) any such Liens arising hereunder, and (ii) Liens, if any, which have been previously disclosed in writing to Buyer and will be satisfied and released at Closing.

(e)    The Shareholder understands and acknowledges that Buyer entered into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The Shareholder acknowledges that the irrevocable proxy set forth in Section 4 of this Agreement is granted in consideration of the execution and delivery of the Merger Agreement by Buyer.

(f)    No broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

(g)    The Shareholder represents that there are no outstanding or valid proxies or voting rights given to any Person in connection with Shareholder’s Shares.

2.    Voting Agreements. The Shareholder agrees with, and covenants to, Buyer as follows:

(a)    At any meeting of shareholders of Seller called to vote upon the Merger Agreement, the Merger and the Transactions, and at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, the Merger and the Transactions is sought (collectively, the “Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Shareholder’s Shares in favor of the approval of the terms of the Merger Agreement, the Merger and each of the Transactions, and shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement, the Merger and the Transactions. The Shareholder hereby waives all notice and publication of notice of any Shareholders’ Meeting to be called or held with respect to the Merger Agreement, the Merger and the Transactions.

(b)    At any Shareholders’ Meeting or in any other circumstances upon which their vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder’s Shares against (i) any acquisition proposal, including, without limitation, any merger or exchange agreement or merger or exchange (other than the Merger Agreement, the Merger and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Seller; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Seller contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) any amendment of Seller’s articles of incorporation or bylaws or other proposal or transaction involving Seller or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement, or any of the Transactions (each of the foregoing in clauses (i), (ii) or (iii) above, a “Competing Transaction”).

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Seller, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

3.    Covenants. The Shareholder agrees with, and covenants to, the Buyer as follows:

(a)    Without the prior written consent of Buyer, the Shareholder shall not (i) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, transfer, hypothecation or other disposition), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein, (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, (iii) grant or solicit any proxy, power of attorney or other authorization in or with respect to Shareholder’s Shares, except for this Agreement, (iv) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares for any purpose (other than to satisfy its obligations under this Agreement), or (v) initiate a shareholders’ vote or action by consent of Seller’s shareholders with respect to a Competing Transaction; provided, however, that the foregoing shall not preclude a Transfer in connection with bona fide estate planning purposes to the shareholder’s affiliates or immediate family members, provided that as a condition to such Transfer, such affiliate or immediate family member shall execute an agreement that is identical to this Agreement (except to reflect the change in the ownership of the Shares) and provided further, that the assigning Shareholder shall remain jointly and severally liable for any breaches by any of his or her affiliates or immediate family members of the terms hereof. The restriction on the Transfer of the Shareholder’s Shares set forth in this Section 3(a) shall terminate upon the first to occur of (x) the Effective Time of the Merger and the Transactions or (y) the date upon which the Merger Agreement is terminated in accordance with its terms.

(b)    The Shareholder hereby waives any rights of appraisal, or rights to dissent from the Merger or the Transactions that such Shareholder may have.

(c)    The Shareholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate, induce or knowingly encourage, or knowingly take an action to facilitate the making of the submission of any Competing Transaction, or (ii) except as provided in the Merger Agreement, participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transactions, other than the Merger or the Transactions contemplated by the Merger Agreement.

4.    Irrevocable Proxy. Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint Buyer with the full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to Shareholder’s Shares, to vote each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 2 hereof at any meeting of the shareholders of Seller, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Seller taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 9 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

5.    Certain Events. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of the Seller affecting the Seller Common Stock, or the acquisition of additional shares of Seller Stock or other voting securities of Seller by Shareholder, the number of shares of Seller Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Seller Stock or other voting securities of the Seller issued to or acquired by the Shareholder.

6.    Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, irreparable damage will occur and Buyer will not have any adequate remedy at law. It is accordingly agreed that Buyer shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or to prevent any breach and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Seller agrees that it shall not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. In addition, any third party participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement and of the rights of Buyer hereunder, and any such participation by such third party with Shareholder in activities in violation of the Shareholder’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party and Buyer acknowledges that Shareholder may be responsible for any associated liabilities caused by such third party. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against either Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the other Party, in addition to any other relief to which such prevailing Party may be entitled.

7.    Further Assurances. The Shareholder shall, upon the request of the Buyer, promptly execute and deliver any additional documents and take such further actions as may reasonably be deemed by the Buyer to be necessary or desirable to carry out the provisions hereof and to vest in the Buyer the power to vote such Shareholder’s Shares as contemplated by Section 2 and 4 of this Agreement and the other irrevocable proxies provided herein.

8.    Confidentiality. The undersigned recognizes and acknowledges that he or she may have access to certain confidential information of the Buyer and its Subsidiaries (including that obtained from the Seller and its shareholders in connection with the Transactions), the Seller and its Subsidiaries and their shareholders, including, without limitation, customer lists, information regarding customers, confidential methods of operation, lending, credit information, organization, pricing, mark-ups, commissions and other information and that all such information constitutes valuable, special and unique property of the Buyer, the Seller and the Buyer’s shareholders. All such information, which shall exclude any information that is publicly known or hereafter becomes publicly known other than as a result of any action or omission by the undersigned, is herein referred to as “Confidential Information.” The undersigned will not disclose or directly or indirectly utilize in any manner any such Confidential Information for Shareholder’s own benefit or the benefit of anyone other than the Buyer and/or its shareholders during the term of this Agreement and for a period of two (2) years after the termination of this Agreement pursuant to Section 9; provided that the undersigned may disclose such Confidential Information as required by law, court order or other valid and appropriate legal process.

9.    Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon either (i) the termination of the Merger Agreement in accordance with its terms, or (ii) the consummation of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

10.    Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

11.    Miscellaneous.

(a)    Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement. As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.

(b)    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile or electronic transmission to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to the Buyer or Seller, to the addresses set forth in Section 7.9 of the Merger Agreement; and (ii) if to the Shareholder, to its address shown below its signature on the last page hereof.

(c)    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)    This Agreement may be executed in two or more counterparts by facsimile or other electronic means, all of which shall be considered and have the same force and effect as one and the same agreement.

(e)    This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(f)    This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without regard to the applicable conflicts of laws principles thereof.

(g)    If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(h)    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement. Any assignment in violation of the foregoing shall be void.

(i)    No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

(j)    The parties acknowledge that nothing in this Agreement shall be interpreted to give rise to joint obligations among the Shareholders. No Shareholder shall be deemed to be in breach of this Agreement as a result of the actions of any other Shareholder.

(k)    Notwithstanding any other provision of this Agreement, the obligations of the Shareholder under this Agreement shall not be applicable in connection with an Acquisition Proposal that is a Superior Proposal, provided that Seller and its Affiliate have complied with the terms and conditions of the Merger Agreement, including Section 4.5 and 4.12 of the Merger Agreement.

(l)    Notwithstanding anything to the contrary in this Agreement, nothing herein is intended or shall be construed or require the Shareholder, in his or her capacity as a director, officer, or employee of the Company, to act or fail to act in accordance with his or her fiduciary duties as a director or officer, subject to the terms and conditions of the Merger Agreement.

[Signatures on following pages]

IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Support Agreement as of the day and year first above written.

“SELLER”

PALM BEACH COMMUNITY BANK BANK

By:
Name: Calvin L. Cearley
Title: Chief Executive Officer

“BUYER”

SEACOAST BANKING CORPORATION OF FLORIDA

By:
Name: Charles M. Shaffer
Title: Chief Financial Officer

“SHAREHOLDER”

Name:
Address:

Number of Shares of Common Stock Over Which Shareholder Has Voting Power and Capacity of Ownership:

[Signature Page to the Shareholder Support Agreement]

Exhibit B

FORM OF CLAIMS LETTER

May 4, 2017

Seacoast Banking Corporation of Florida

815 Coloroda Avenue

Stuart, Florida 34994

Attention: Dennis S. Hudson, III

Gentlemen:

This claims letter (“Claims Letter”) is delivered pursuant to Section 4.17 of that certain Agreement and Plan of Merger, dated as of May 4, 2017 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), Seacost National Bank, a national banking association and wholly owned subsidiary of Buyer, and Palm Beach Community Bank, a Florida chartered bank (“Seller”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement.

Concerning claims which the undersigned may have against Seller or Buyer or any of their respective Subsidiaries in all capacities, whether as an officer, director, employee, partner, controlling person or Affiliate or otherwise of Seller or any Seller entity, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby affirms and agrees to the following in each and every such capacity of the undersigned.

1.    Claims. The undersigned does not have, and is not aware of, any claims he or she might have against Seller or Buyer or any of their respective Subsidiaries, except for: (i) compensation and related benefits for services rendered that have been accrued but not yet paid in the ordinary course of business consistent with past practice; (ii) contract rights, under written loan commitments and agreements between the undersigned and Seller, specifically limited to possible future advances in accordance with the terms of such commitments or agreements; (iii) certificates of deposit and deposit accounts; (iv) fees owed on account of any services rendered by the undersigned that have been accrued but not yet paid in the ordinary course of business consistent with past practice; (v) checks issued by any other depositor of Seller; (vi) any rights that the undersigned has or may have under the Merger Agreement; and (vii) amounts payable to the undersigned pursuant to the Merger Agreement or any ancillary document referred to therein in his or her capacity as a shareholder of Seller or as an officer or director of the Company or a holder of a Company Equity Award (collectively, the “Disclosed Claims”).

2.    Releases. Upon the Closing, the undersigned hereby fully, finally and irrevocably releases and forever discharges Seller, Buyer and all other Seller entities and Buyer entities, and their respective directors, officers, employees, agents, attorneys, representatives, Subsidiaries, partners, Affiliates, controlling persons and insurers in their capacities as such, and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Releasees”) of and from any and all liabilities, losses, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, now accrued or which may hereafter accrue, without limitation and whether or not in law, equity or otherwise, based in whole or in part on any known or unknown facts, conduct, activities, transactions, events or occurrences, matured or unmatured, contingent or otherwise, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the date of the closing of the transactions contemplated by the Merger Agreement, except for the Disclosed Claims (collectively, the “Claims”). The undersigned further irrevocably releases, discharges, and transfers to Buyer, as successor to Seller, respectively, all claims, actions and interests of the undersigned in any Intellectual Property of any nature whatsoever created, developed, registered, licensed or used by or for the undersigned or the Seller or any Seller entity (which shall also be considered to be Claims). The undersigned represents, warrants and covenants that no Claim released herein has been assigned, expressly, impliedly, by operation of law or otherwise, and that all Claims released hereby are owned solely by the undersigned, which has the sole authority to release them.

3.    Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting, prosecuting or making any lawsuit, action, claim or proceeding before or in any court, Regulatory Authority, Governmental Authority, Taxing Authority arbitral or other authority to collect or enforce any Claims which are released and discharged hereby.

4.    Miscellaneous.

(a)    This Claims Letter shall be governed by, and construed in accordance with, the laws of the State of Florida without regard to conflict of laws principles (other than the choice of law provisions thereof).

(b)    This Claims Letter contains the entire agreement between the parties with respect to the Claims released hereby, and such Claims Letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Claims, and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein, or in the Merger Agreement.

(c)    This Claims Letter shall be binding upon and inure to the benefit of the undersigned and the Releasees and their respective heirs, legal representatives, successors and assigns.

2

(d)    In any legal action or other proceeding relating to this Claims Letter and the transactions contemplated hereby or if the enforcement of any right or benefit provided by this Claims Letter is brought against a Party, the prevailing Party in any such Litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought shall be entitled upon demand to be paid by the other party all reasonable costs incurred in connection with such Litigation, including the reasonable legal fees and charges of one counsel, court costs and expenses incident to arbitration, appellate and post-judgement proceedings, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.

(e)    IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

(f)    This Claims Letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Buyer, it being the express understanding of the undersigned and the Releasees that no term hereof may be waived by the action, inaction or course of dealing by or between the undersigned or the Releasees, except in strict accordance with this paragraph, and further that the waiver of any breach of this Claims Letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.

(g)    The undersigned represents, warrants and covenants that he or she is fully aware of his or her rights to discuss any and all aspects of this matter with any attorney he or she chooses, and that the undersigned has carefully read and fully understands all the provisions of this Claims Letter, and that the undersigned is voluntarily entering into this Claims Letter.

3

(h)    This Claims Letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Releasees.

[Signatures on following page.]

4

Sincerely,

Signature of Officer or Director

Printed Name of Officer or Director

On behalf of Releasees, the undersigned thereunto duly authorized, acknowledges receipt of this letter as of May 4, 2017.

SEACOAST BANKING CORPORATION OF FLORIDA

By:
Name: Charles M. Shaffer
Title: Chief Financial Officer

[Signature Page to Claims Letter]

5

Exhibit C

FORM OF RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is made and entered into as of May 4, 2017, by and between Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), and the undersigned director (“Director”) of Palm Beach Community Bank, a Florida chartered bank (“Seller”), and shall become effective as of the Effective Time of the Merger as provided in the Merger Agreement (defined below).

WHEREAS, Buyer, Seacoast National Bank, a national banking association and wholly owned subsidiary of Buyer (“SNB”), and Seller are parties to that certain Agreement and Plan of Merger, dated as of May 4, 2017, as the same may be amended or supplemented (the “Merger Agreement”), that provides for, among other things, the merger of Seller with and into SNB (the “Merger”);

WHEREAS, Director is a shareholder and director of Seller;

WHEREAS, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director or an Affiliate of Director is selling shares of Company Common Stock held by Director and/or the Director’s Affiliate to Buyer and will receive Merger Consideration in exchange for such shares;

WHEREAS, Director is in possession of trade secrets and valuable confidential business information of Seller, and has substantial relationships with its banking customers;

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of Seller, and, therefore, Director has knowledge of the Confidential Information (hereinafter defined);

WHEREAS, the Director acknowledges that the Buyer has legitimate business interests to justify the enforcement of this Agreement;

WHEREAS, as a result of the Merger, Buyer and SNB will succeed to all of the Confidential Information, for which Buyer, as of the Effective Time, will have paid valuable considerations and desires reasonable protection; and

WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Seller, as a condition and inducement to the willingness of Buyer and SNB to enter into the Merger Agreement, Director will enter into and perform this Agreement.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director and/or the Director’s Affiliate, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:

1.    Certain Definitions.

(a)    “Affiliated Company” means any company or entity controlled by, controlling or under common control with Buyer or Seller.

(b)    “Confidential Information” means all information regarding Seller, Buyer and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed by Seller, Buyer or their respective Affiliated Companies, and that is not generally disclosed publicly to persons not employed by Seller, Buyer or their respective Affiliated Companies (except to applicable regulatory authorities and/or pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons). “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Seller, Buyer or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Seller, Buyer or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any applicable federal, state or local law. “Confidential Information” shall not include information that (i) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Seller or Buyer or their respective Affiliated Companies or any duty owed to any of them; or (ii) is independently developed by a person or entity without reference to or use of Confidential Information. Director acknowledges and agrees that the trading in Buyer or Seller securities using Confidential Information or other non-public information may violate federal and state securities laws.

(c)    Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

2.    Restrictive Covenants.

(a)    Nondisclosure of Confidential Information. From and after the Effective Time, Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, for any purpose for so long as such information remains Confidential Information, without the prior express written consent of the Chief Executive Officer of Buyer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer. Anything herein to the contrary notwithstanding, Director shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Director shall (i) if allowed by law or legal process, provide Buyer with prompt notice of such requirement so that Buyer may seek an appropriate protective order prior to any such required disclosure by Director; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment; provided, further, that no such notice or efforts shall be required in connection with any routine audit or investigation by any Governmental Authority or Taxing Authority that does not expressly reference Seller, Buyer or any of their Affiliated Companies. If, in the absence of a required waiver or protective order, Director is nonetheless, in the good faith written opinion of his legal counsel, required to disclose Confidential Information to a government entity, disclosure may be made to that government entity only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed.

(b)    Nonrecruitment of Employees. Director hereby agrees that, for two (2) years following the Effective Time, Director shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of the Buyer’s Chief Executive Officer, directly or indirectly solicit or recruit or hire, or attempt to solicit or recruit or hire, for employment or encourage to leave employment with Buyer or any of its Affiliated Companies, on his own behalf or on behalf of any other Person, (i) any then-current employee of Buyer or any of its Affiliated Companies or (ii) any employee of Seller who worked at Seller or any of its Affiliated Companies during Director’s services as a director of Seller or any Seller Affiliated Company and who has not ceased employment for a minimum of a six month period with Buyer, Seller, or any Affiliated Companies, as applicable. It is acknowledged that general advertisements shall not be deemed to violate this provision.

(c)    Nonsolicitation of Customers. Director hereby agrees that, for two (2) years following the Effective Time, Director shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself or of anyone other than Seller, Buyer or any Affiliated Company, in the Restricted Area (as defined in Section 2(d) below), solicit or attempt to solicit any customer or client of Seller for the purpose of either (i) providing any Business Activities (as defined in Section 2(d)) or (ii) inducing such customer or client to cease, reduce, restrict or divert its business with Seller, Buyer or any Affiliated Company. It is acknowledged that general advertisements shall not be deemed to violate this provision. It is further acknowledged that this provision shall not apply to the activities of a financial institution for which Director serves as a member of the board of directors as of the date hereof.

(d)    Noncompetition. Director hereby agrees that, for two (2) years following the Effective Time, Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, prepare or apply to commence, or engage or participate in, Business Activities with, for or on behalf of any other financial institution as an officer, director, manager, owner, partner, joint venture, consultant, independent contractor, employee, or shareholder of, or on behalf of any other Person, business or enterprise that competes in the Restricted Area with the Buyer and its Affiliated Companies with respect to Business Activities. For purposes of this Agreement, “Business Activities” shall be any business activities conducted by Buyer, Seller or any of their Affiliated Companies, which consist of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans, and home equity lines of credit. For the avoidance of doubt, nothing in this Section 2(d) shall prohibit a Director from providing services that the Director provides as of the date of this Agreement as well as services that the Director has provided prior to the date of this Agreement as a part of such Director’s current business to any entity which engages in Business Activities within the Restricted Area. For purposes of this Agreement, the “Restricted Area” shall mean Brevard, DeSoto, Glades, Hendry, Highlands, Hillsborough, Indian River, Lake, Manatee, Martin, Okeechobee, Orange, Palm Beach, Pinellas, Polk, Seminole, St. Lucie and Volusia counties in Florida. Nothing in this Section 2(d) shall prohibit Director from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding securities of any public company business organization which may compete directly or indirectly with Seller, Buyer or any of their Affiliated Companies. Nothing in this Agreement shall prohibit a Director or any of such Director’s Affiliated Companies from continuing to hold outstanding securities held by the Director and any Affiliated Company as of the date of this Agreement and which engages in Business Activities.

(e)    Enforceability of Covenants. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of Buyer and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Seller that are derived from the acquisition of Seller by Buyer. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his position as a director of Seller involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and Buyer agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of the Buyer to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and Buyer agree that if any portion of the foregoing provisions is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to the Buyer and its Affiliated Companies and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, without the necessity of posting any bond or security (all of which are waived by the Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

3.    Successors.

(a)    This Agreement is personal to Director, is not assignable by Director, and none of Director’s duties hereunder may be delegated.

(b)    This Agreement may be assigned by, and shall be binding upon and inure to the benefit of the Buyer and any of its Affiliated Companies and their successors and assigns.

4.    Miscellaneous.

(a)    Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and Buyer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

(b)    Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)    Attorneys’ Fees. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any right or benefit provided by this Agreement is brought against a Party, the prevailing Party in any such Litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought shall be entitled upon demand to be paid by the other party, all reasonable costs incurred in connection with such Litigation, including the reasonable legal fees and charges of counsel, court costs and expenses incident to arbitration, appellate and post-judgement proceedings, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.

(d)    Governing Law and Forum Selection. Buyer and Director agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without giving effect to its conflicts of law principles. Director agrees that any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be filed only in the state courts of Palm Beach County, Florida. With respect to any such court action, Director hereby (i) irrevocably submits to the personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the state courts of Palm Beach County, Florida are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(e)    Notices. All notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given such party (i) when delivered personally to such party or (ii) provided that a written acknowledgement of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address at such party shall have specified by ten (10) days’ advance notice given in accordance with this Section

4(e), or (iii) in the case of Buyer only, on the first business day after it is sent by electronic transmission or facsimile to the facsimile number set forth below (or to other such facsimile number as shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(e)), with a confirmation copy sent by certified or registered mail or by overnight courier in accordance with this Section 4(e).

To Buyer:	Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Facsimile Number: (772) 288-6086
Attention: Dennis S. Hudson, III

To Director:	To the address set forth under such Director’s name on the signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(f)    Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(g)    Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Buyer and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement, understanding and arrangement, oral or written, between the parties with respect to the subject matter hereof.

(h)    Counterparts, etc. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

(i)    Termination. If the Merger Agreement is terminated in accordance with Article 6 thereof, this Agreement shall become null and void.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

BUYER:

SEACOAST BANKING CORPORATION OF FLORIDA

By:
Name:	Charles M. Shaffer
Title:	Chief Financial Officer

DIRECTOR:

Name:
Address:

[Signature Page to Restrictive Covenant Agreement]

FORM OF RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is made and entered into as of May 4, 2017, by and between Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), and the undersigned director (“Director”) of Palm Beach Community Bank, a Florida chartered bank (“Seller”), and shall become effective as of the Effective Time of the Merger as provided in the Merger Agreement (defined below).

WHEREAS, Buyer, Seacoast National Bank, a national banking association and wholly owned subsidiary of Buyer (“SNB”), and Seller are parties to that certain Agreement and Plan of Merger, dated as of May 4, 2017, as the same may be amended or supplemented (the “Merger Agreement”), that provides for, among other things, the merger of Seller with and into SNB (the “Merger”);

WHEREAS, Director is a shareholder and director of Seller;

WHEREAS, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director or an Affiliate of Director is selling shares of Company Common Stock held by Director and/or the Director’s Affiliate to Buyer and will receive Merger Consideration in exchange for such shares;

WHEREAS, Director is in possession of trade secrets and valuable confidential business information of Seller, and has substantial relationships with its banking customers;

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of Seller, and, therefore, Director has knowledge of the Confidential Information (hereinafter defined);

WHEREAS, the Director acknowledges that the Buyer has legitimate business interests to justify the enforcement of this Agreement;

WHEREAS, as a result of the Merger, Buyer and SNB will succeed to all of the Confidential Information, for which Buyer, as of the Effective Time, will have paid valuable considerations and desires reasonable protection; and

WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Seller, as a condition and inducement to the willingness of Buyer and SNB to enter into the Merger Agreement, Director will enter into and perform this Agreement.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director and/or the Director’s Affiliate, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:

1.    Certain Definitions.

(a)    “Affiliated Company” means any company or entity controlled by, controlling or under common control with Buyer or Seller.

(b)    “Confidential Information” means all information regarding Seller, Buyer and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed by Seller, Buyer or their respective Affiliated Companies, and that is not generally disclosed publicly to persons not employed by Seller, Buyer or their respective Affiliated Companies (except to applicable regulatory authorities and/or pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons). “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Seller, Buyer or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Seller, Buyer or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any applicable federal, state or local law. “Confidential Information” shall not include information that (i) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Seller or Buyer or their respective Affiliated Companies or any duty owed to any of them; or (ii) is independently developed by a person or entity without reference to or use of Confidential Information. Director acknowledges and agrees that the trading in Buyer or Seller securities using Confidential Information or other non-public information may violate federal and state securities laws.

(c)    Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

2.    Restrictive Covenants.

(a)    Nondisclosure of Confidential Information. From and after the Effective Time, Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, for any purpose for so long as such information remains Confidential Information, without the prior express written consent of the Chief Executive Officer of Buyer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer. Anything herein to the contrary notwithstanding, Director shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Director shall (i) if allowed by law or legal process, provide Buyer with prompt notice of such requirement so that Buyer may seek an appropriate protective order prior to any such required disclosure by Director; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment; provided, further, that no such notice or efforts shall be required in connection with any routine audit or investigation by any Governmental Authority or Taxing Authority that does not expressly reference Seller, Buyer or any of their Affiliated Companies. If, in the absence of a required waiver or protective order, Director is nonetheless, in the good faith written opinion of his legal counsel, required to disclose Confidential Information to a government entity, disclosure may be made to that government entity only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed.

(b)    Nonrecruitment of Employees. Director hereby agrees that, for three (3) years following the Effective Time, Director shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of the Buyer’s Chief Executive Officer, directly or indirectly solicit or recruit or hire, or attempt to solicit or recruit or hire, for employment or encourage to leave employment with Buyer or any of its Affiliated Companies, on his own behalf or on behalf of any other Person, (i) any then-current employee of Buyer or any of its Affiliated Companies or (ii) any employee of Seller who worked at Seller or any of its Affiliated Companies during Director’s services as a director of Seller or any Seller Affiliated Company and who has not ceased employment for a minimum of a six month period with Buyer, Seller, or any Affiliated Companies, as applicable. It is acknowledged that general advertisements shall not be deemed to violate this provision.

(c)    Nonsolicitation of Customers. Director hereby agrees that, for three (3) years following the Effective Time, Director shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself or of anyone other than Seller, Buyer or any Affiliated Company, in the Restricted Area (as defined in Section 2(d) below), solicit or attempt to solicit any customer or client of Seller for the purpose of either (i) providing any Business Activities (as defined in Section 2(d)) or (ii) inducing such customer or client to cease, reduce, restrict or divert its business with Seller, Buyer or any Affiliated Company. It is acknowledged that general advertisements shall not be deemed to violate this provision. It is further acknowledged that this provision shall not apply to the activities of a financial institution for which Director serves as a member of the board of directors as of the date hereof.

(d)    Noncompetition. Director hereby agrees that, for three (3) years following the Effective Time, Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, prepare or apply to commence, or engage or participate in, Business Activities with, for or on behalf of any other financial institution as an officer, director, manager, owner, partner, joint venture, consultant, independent contractor, employee, or shareholder of, or on behalf of any other Person, business or enterprise that competes in the Restricted Area with the Buyer and its Affiliated Companies with respect to Business Activities. For purposes of this Agreement, “Business Activities” shall be any business activities conducted by Buyer, Seller or any of their Affiliated Companies, which consist of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans, and home equity lines of credit. For avoidance of doubt, nothing in this Section 2(d) shall prohibit a Director from providing services that the Director provides as of the date of this Agreement as well as services that the Director has provided prior to the date of this Agreement as a part of such Director’s current business to any entity which engages in Business Activities within the Restricted Area. For purposes of this Agreement, the “Restricted Area” shall mean Brevard, DeSoto, Glades, Hendry, Highlands, Hillsborough, Indian River, Lake, Manatee, Martin, Okeechobee, Orange, Palm Beach, Pinellas, Polk, Seminole, St. Lucie and Volusia counties in Florida. Nothing in this Section 2(d) shall prohibit Director from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding securities of any public company business organization which may compete directly or indirectly with Seller, Buyer or any of their Affiliated Companies. Nothing in this Agreement shall prohibit a Director or any of such Director’s Affiliated Companies from continuing to hold outstanding securities held by the Director and any Affiliated Company as of the date of this Agreement and which engages in Business Activities. If Buyer is sold during the term of the Agreement, the terms under Section 2(b), 2(c) and (d) hereof shall be automatically reduced from three (3) to two (2) years.

(e)    Enforceability of Covenants. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of Buyer and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Seller that are derived from the acquisition of Seller by Buyer. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his position as a director of Seller involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and Buyer agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of the Buyer to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and Buyer agree that if any portion of the foregoing provisions is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to the Buyer and its Affiliated Companies and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, without the necessity of posting any bond or security (all of which are waived by the Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

3.    Successors.

(a)    This Agreement is personal to Director, is not assignable by Director, and none of Director’s duties hereunder may be delegated.

(b)    This Agreement may be assigned by, and shall be binding upon and inure to the benefit of the Buyer and any of its Affiliated Companies and their successors and assigns.

4.    Miscellaneous.

(a)    Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and Buyer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

(b)    Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)    Attorneys’ Fees. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any right or benefit provided by this Agreement is brought against a Party, the prevailing Party in any such Litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought shall be entitled upon demand to be paid by the other party, all reasonable costs incurred in connection with such Litigation, including the reasonable legal fees and charges of counsel, court costs and expenses incident to arbitration, appellate and post-judgement proceedings, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.

(d)    Governing Law and Forum Selection. Buyer and Director agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without giving effect to its conflicts of law principles. Director agrees that any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be filed only in the state courts of Palm Beach County, Florida. With respect to any such court action, Director hereby (i) irrevocably submits to the personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the state courts of Palm Beach County, Florida are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(e)    Notices. All notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given such party (i) when delivered personally to such party or (ii) provided that a written acknowledgement of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address at such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(e), or (iii) in the case of Buyer only, on the first business day after it is sent by electronic transmission or facsimile to the facsimile number set forth below (or to other such facsimile number as shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(e)), with a confirmation copy sent by certified or registered mail or by overnight courier in accordance with this Section 4(e).

To Buyer:	Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Facsimile Number: (772) 288-6086
Attention: Dennis S. Hudson, III

To Director:	To the address set forth under such Director’s name on the signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(f)    Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(g)    Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Buyer and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement, understanding and arrangement, oral or written, between the parties with respect to the subject matter hereof.

(h)    Counterparts, etc. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

(i)    Termination. If the Merger Agreement is terminated in accordance with Article 6 thereof, this Agreement shall become null and void.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

BUYER:

SEACOAST BANKING CORPORATION OF FLORIDA

By:
Name:	Charles M. Shaffer
Title:	Chief Financial Officer

DIRECTOR:

Name:
Address:

[Signature Page to Restrictive Covenant Agreement]

Exhibit D

TAX INSURANCE POLICY

This declares and certifies that pursuant to the authority granted to the undersigned by the insurance carriers identified below (the “Insurers” and each, an “Insurer”), in consideration of the payment of premium specified herein, and in accordance with the terms and conditions of this Policy, the Insurers are bound, severally and not jointly, to provide the insurance as set forth in this Policy.

POLICY DECLARATIONS

Named Insured:	Palm Beach Community Bank, its successors and/or its assigns

Mailing Address:	8101 Okeechobee Boulevard
West Palm Beach, FL 33411

Broker of Record:	Aon Risk Services Northeast, Inc.

Surplus Lines No.:	[●]

Limit of Liability:	$10,000,000, in the aggregate (as allocated among the Insurers severally).

Retention:	None.

Premium:	$475,000, plus surplus lines tax and fees.

The coverage offered by this Policy is subject to the Terrorism Risk Insurance Act. Your election to accept or reject Terrorism Risk Insurance is reflected in Endorsement No. 1 attached to this Policy. There is no premium attributable to Terrorism Risk Insurance with respect to this Policy.

Policy Period:	Seven years, commencing May 4, 2017 (the “Inception Date”) and expiring May 4, 2024 (the “Expiry Date”), each as of 12:01 A.M. ET.

Endorsements:	1) Terrorism; 2) OFAC Disclosure

Schedules:	(A) Covered Tax Risk; and
(B) Statement of the Material Events Regarding the Tax Risk

Exhibits:	(1) Initial Stockholders Register

4-28-17

Concord Specialty Risk is a series of RSG Underwriting Managers, LLC. RSG Underwriting Managers is a Delaware Series limited liability company and a subsidiary of Ryan Specialty Group, LLC, specializing in providing underwriting management and other services to insurance companies, whose insurance products are distributed through agents and brokers.                      In California: RSG Insurance Services, LLC License # 0E50879 © 2017 Ryan Specialty Group, LLC

INSURER DECLARATIONS

The following Insurers authorize this Policy and participate severally, and not jointly, in any Loss (as defined in the Policy) by their respective Quota Share Fraction of Loss indicated below:

Insurer	Insurer’s Policy No.	Quota Share Fraction	Allocable Premium
Scottsdale Insurance Company (Nationwide)	CNS0000522	$3,500,000 p/o $10,000,000	$166,250
Arch Specialty Insurance Company	TOP 9300054 00	$3,500,000 p/o $10,000,000	$166,250
Steadfast Insurance Company (Zurich)	DOC 0280912-00	$3,000,000 p/o $10,000,000	$142,500

Unless otherwise specified, the term “Insurer”, as used in this Policy, shall refer to all Insurers, collectively, with the understanding that each is liable only for its respective Quota Share Fraction of Loss.

Claim Representative Provision:

If more than one carrier is the Insurer, Concord Specialty Risk (“Concord” or “Claim Representative”) shall serve as the Claim Representative on behalf of all the Insurers and shall participate in the Ruling Request (as defined in this Policy) process and investigate and adjust any Claim (as defined in this Policy), including without limitation the determination of whether a Claim is covered and the amount of covered Loss hereunder. All Insurers shall be bound by the decisions communicated by Concord. The Insured shall reasonably cooperate with Concord and may rely upon communications made to or received from Concord as the Claim Representative for all Insurers for any Claim reported under this Policy.

This Declarations Page, together with the Tax Insurance Policy attached hereto, the Endorsements, Schedules and the Proposal, shall constitute the Policy declared to hereby.

Concord Specialty Risk

By:	DRAFT – NOT VALID
Authorized Representative

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Required Legends: FLORIDA

THIS INSURANCE IS ISSUED PURSUANT TO THE FLORIDA SURPLUS LINES LAW. PERSONS INSURED BY SURPLUS LINES CARRIERS DO NOT HAVE THE PROTECTION OF THE FLORIDA INSURANCE GUARANTY ACT TO THE EXTENT OF ANY RIGHT OF RECOVERY FOR THE OBLIGATION OF AN INSOLVENT UNLICENSED INSURER.

Surplus Lines Broker:

Name: [●]

Aon Risk Services Northeast, Inc.

199 Water Street

New York, NY 10038

Filing License #: [●]

State: Florida

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THIS IS A CLAIMS MADE POLICY WITH COVERAGE FOR CLAIM EXPENSES INCLUDED IN THE LIMIT OF LIABILITY. PLEASE READ THE ENTIRE POLICY CAREFULLY.

TAX INSURANCE POLICY

In consideration of, and subject to, the payment of the premium and subject to all the terms and conditions of this Policy, the Insurer and the Insured agree as follows. (All capitalized terms set forth in bold are defined in Section II of this Policy.)

I.	INSURING AGREEMENT

Subject to the terms, conditions and limitations of this Policy, the Insurer shall promptly indemnify the Insured for and pay to the Insured all Loss but not in excess of the Limit of Liability arising from one or more Claims, provided that each such Claim is (a) made prior to the expiration of the Policy Period or within the thirty (30) day period immediately following the expiration of the Policy Period and (b) reported to the Insurer in accordance with the provisions of this Policy.

II.	DEFINITIONS

As used herein, the following terms are defined as follows:

(A)

“Additional Taxes” means the amount of additional United States federal, state and local income taxes owed to any Taxing Authority as a result of the disallowance, in whole or in part, of the Covered Tax Risk pursuant to a Final Adjudication against the Taxpayer for Covered Tax Years.

(B)	“Amended Income Tax Returns” has the meaning set forth in Section VII(A).

(C)	“Amending Trusts” has the meaning set forth in Section VII(A).

(D)

“Business Day” means any day that the National Market System of The NASDAQ Stock Market is normally open for trading for a full day and that is not a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required to close for regular banking business.

(E)	“Change of Law” means the enactment of any change, amendment or modification in or to the Code or the promulgation of any Treasury regulations after the Inception Date.

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(F)	“Claim” means any of the following:

i.	The initial written notice provided to the Insured that the Covered Tax Risk is being investigated or challenged by a Taxing Authority;

ii.

The Insured’s granting to a Taxing Authority a written waiver or consent extending any statute of limitation for the assessment of any Additional Taxes related to an Examination with the prior consent of the Insurer, which consent shall not be unreasonably withheld, conditioned or delayed; or

iii.

If at the time the Policy is about to terminate, any Taxing Authority is conducting an Examination of the Taxpayer’s U.S. federal or state income tax return for a Covered Tax Year (or has notified the Taxpayer in writing of its intentions to do so) and the Insured reports such Examination to the Insurer during the Policy Period or within thirty (30) days after the termination of the Policy in accordance with the provisions of this Policy.

(G)

“Claim Expenses” means reasonable fees, including attorneys’ fees and accountants’ fees, consulting fees and experts’ fees, and expenses incurred by the Taxpayer in the investigation, defense, prosecution, settlement or appeal of a challenge to the Covered Tax Risk after all administrative recourse has been exhausted but only to the extent that such fees and expenses relate to proposed Additional Taxes, do not include the wages, salaries or benefits of any directors, officers or employees of the Insured and are within the terms and conditions of this Policy (including without limitation the Limit of Liability and the provisions of Section V hereof). The Limit of Liability available to pay other items of Loss shall be reduced by Claim Expenses. For the avoidance of doubt, Claim Expenses does not include any fees and expenses incurred by the Taxpayer in the preparation or filing of the Ruling Request.

(H)	“Claim Representative” means the entity identified as such on the Declarations Page.

(I)	“Closing Date” means the date ascribed to such term in the Purchase Agreement.

(J)	“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(K)	“Concord” means the entity identified as such on the Declarations Page

(L)	“Covered Tax Jurisdictions” means the respective jurisdictions of all Taxing Authorities.

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(M)

“Covered Tax Risk” means the covered tax risk stated as such in Schedule “A” attached to this Policy of the Taxpayer in U.S. federal, state and local income tax returns filed with the Covered Tax Jurisdictions with respect to the Covered Tax Years.

(N)

“Covered Tax Years” means the following tax years of the Taxpayer: the (short and final) 2017 tax year ending on the day immediately prior to the Closing Date; and open tax years prior to the 2017 tax year.

(O)	“Deceased Shareholders” means: (i) John D. Martin, Jr., (ii) Melvin W. Tanen, (iii) William R. Martin, and (iv) Jo Ann Zuccala.

(P)	“Denied Relief” means a written or oral notification from the IRS indicating that it will not issue relief under the Ruling Request.

(Q)	“Electronic Delivery” has the meaning set forth in Section VIII(I).

(R)	“ESBT” means an “electing small business trust,” within the meaning of section 1361(e)(1) of the Code.

(S)	“ESBT Election” means an election to be treated as an ESBT pursuant to Section 1361(e)(3) of the Code and Treas. Reg. Section 1.1361-1(m)(2).

(T)

“Examination” means an audit, administrative and/or judicial proceeding (whichever first occurs) to determine the validity of one or more proposed items on or changes to an income tax return filed (or allegedly required to be filed) with any Taxing Authority on behalf of any Insured or any written notice by any Taxing Authority of its intent to commence such an audit, administrative and/or judicial proceeding.

(U)	“Expiry Date” means the date identified as such on the Declarations Page.

(V)

“Filing Issues” means the failure of (i) each of the Trusts, as Stockholders of Taxpayer, to timely file an ESBT Election and (ii) each of the Initial Stockholders to timely provide the required consents on IRS Form 2553, Election by a Small Business Corporation, in the manner provided in Treas. Reg. Section 1.1362-6.

(W)

“Final Adjudication” means any of the following: (a) with respect to U.S. federal income taxes, a “determination” as defined in Section 1313(a) of the Code, (b) with respect to Additional Taxes other than U.S. federal income taxes, any final determination of liability that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including a state settlement that merely follows a federal “determination”, which state settlement will not require the

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consent of the Insurer) and (c) any settlement (other than the state settlement described above) or determination obtained via settlement, default or failure to protest, petition, defend or prosecute with the consent of the Insurer, which consent will shall not be unreasonably withheld or delayed.

(X)

“Gross-Up Costs” means an additional amount that approximates the income tax that would be incurred by the Insured as a result of the receipt of insurance proceeds under this Policy computed (without taking into account any tax attributes, including net operating losses, of the Insured) as the difference between “B” less “A”, where “A” is the sum of Additional Taxes, Interest and Penalties paid under this Policy and “B” is the quotient of “A” divided by 1 minus the combined United States federal, state and local income tax rates, net of any federal tax benefit, applicable to a corporate resident in Martin County, Florida at the time of payment of a Loss.

(Y)	“Inception Date” means the dated identified as such on the Declarations Page.

(Z)

“Initial Stockholders” mean the initial shareholders of Taxpayer, who were issued shares of Taxpayer on March 7, 2008, as set forth on the stockholder register listed as Exhibit “1” annexed to this Policy.

(AA)	“Insured” means the Taxpayer, Seacoast Banking Corporation of Florida and their respective successors and assigns.

(BB)	“Insurer” means the entities identified as Insurers on the Declarations Page.

(CC)	“Insurer’s Counsel” has the meaning set forth in Section V(E).

(DD)	“Interest” means the amount of interest assessed by the Taxing Authorities with respect to Additional Taxes and Penalties.

(EE)	“IRS” means the United States Internal Revenue Service.

(FF)

“Knowledge” means, with respect to the Taxpayer, the actual personal knowledge as of the Inception Date of the following individuals: (i) Jim Springer (President and COO, Palm Beach Community Bank), (ii) Calvin Cearley (CEO, Palm Beach Community Bank) and (iii) Nancy Minniear (CFO, Palm Beach Community Bank) and for the avoidance of doubt, does to include constructive or imputed knowledge nor does it include any actual, constructive or imputed knowledge of any advisor or agent of the Taxpayer. The Insurer shall bear the burden of proving that any of the persons listed in clauses (i), (ii) and (iii) above had Knowledge.

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(GG)	“Letter Ruling” means written correspondence from the IRS fully resolving (by granting, denying, or refusing to rule) all issues presented in the Ruling Request.

(HH)	“Limit of Liability” means the amount shown as such on the Declarations Page, which is the maximum amount payable, in the aggregate, under this Policy.

(II)	“Loss” means each of the following (1) Additional Taxes, (2) Penalties, (3) Interest, (4) Gross-Up Costs and (5) Claim Expenses.

(JJ)	“Named Insured” means the entity identified as the Named Insured on the Declarations Page.

(KK)	“Notice of a Claim” has the meaning set forth in Section III of this Policy.

(LL)

“Penalties” means the amount imposed pursuant to Chapter 68 of Subtitle “F” of the Code (or similar provision of state and local law) as a penalty or addition to tax (other than Interest) by the Taxing Authorities with respect to the Covered Tax Risk.

(MM)	“Policy Period” means the period shown as such on the Declarations Page of this Policy.

(NN)

“Proposal” means the information contained, identified, referred to or described in the “Statement of the Material Events Regarding the Tax Risk” annexed hereto as Schedule “B” as well as the information and materials provided to the Insurer in the underwriting of this Policy.

(OO)

“Purchase Agreement” means the Agreement and Plan of Merger by and among Seacoast Banking Corporation of Florida, Seacoast National Bank and Palm Beach Community Bank, dated as of May 4, 2017, including all exhibits and schedules attached thereto.

(PP)

“Ruling Request” means the private letter ruling request under section 1362(f) of the Code for relief from an inadvertent termination (or invalidity) of S Status of Taxpayer due to the Filing Issues seeking leave to (i) allow the Trusts an extension of time to file ESBT Elections so that S Status of Taxpayer is valid as of the date that the ESBT Elections should have been made effective (if necessary) and (ii) allow the Initial Shareholders an extension of time to provide the required shareholder consents in the manner provided in section 1362(a)(2) of the Code and Treas. Reg. Section 1.1362-6(b) so that the S Status of Taxpayer is valid as of the date the Taxpayer first had shareholders, together with all exhibits referred to therein.

(QQ)	“S Status” means the tax status of an “S corporation”, within the meaning of section 1361 of the Code (and analogous state tax law of other Taxing Authorities); provided, however,

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that for purposes of determining whether the S Status of Taxpayer is invalid or was terminated by any Taxing Authority, the S Status must be found to be invalid or have terminated by such Taxing Authority pursuant to a Final Adjudication.

(RR)	“Stockholders” mean all shareholders of Taxpayer since its incorporation on January 17, 2008.

(SS)	“Taxpayer” means the Named Insured.

(TT)

“Taxing Authorities” means the IRS and each state and local taxing authority whose income tax is similar to the Code and IRS guidance (as existing as of the Inception Date) with respect to the Covered Tax Risk.

(UU)	“Trust FBO Zachary H. Rapaport” has the meaning set forth in Section VII(A).

(VV)

“Trusts” means collectively: (i) the Jonathan and Laurie Rapaport Irrevocable Trust Agreement for the benefit of Zachary H. Rapaport, dated December 29, 2005, (ii) the Jonathan and Laurie Rapaport Irrevocable Trust Agreement for the benefit of Matthew T. Rapaport, dated December 29, 2005, (iii) the Irrevocable Trust Agreement for the benefit of Tali Beth Rapaport, dated December 28, 1983, (iv) the Irrevocable Trust Agreement for the benefit of Jeffrey Irving Rapport, dated May 28, 1981, and (v) The Melvin W. Tanen Credit Shelter Trust, dated October 27, 2011 as governed pursuant to the Amended and Restated Melann Family Trust, dated August 15, 2006.

(WW)	“Voting Trust” means the voting trust agreement entered into as of February 18, 2008 by and among Taxpayer, the Stockholders (as defined therein) and the Voting Trustees (as defined therein).

III.	NOTICE TO CLAIM REPRESENTATIVE

All notices to the Insurers shall be given via email to claims@concordspecialtyrisk.com, with a copy to daviddeberry@concordspecialtyrisk.com and in writing to (a) Concord Specialty Risk, 14 Penn Plaza, 225 West 34th Street, Suite 1510, New York, New York 10122 Attention: Claims, with a copy to (b) Aon Risk Services Northeast, Inc., 199 Water Street, New York, NY 10038, and shall refer to the Insurers and their respective Policy Numbers assigned to this Policy. All notices to the Insured shall be given in writing to the address set forth on the Declarations Page. Any notices under this Policy shall be in writing, shall be given by electronic mail, mail, hand delivery or prepaid express courier and shall be effective upon receipt. All notices of a Claim (“Notice of a Claim”) shall state with specificity how and when the Taxing Authority first challenged the Covered Tax Risk or when and how the Insured became aware of a Claim as described in the definition of Claim

9

under (iii) and shall attach or enclose all documents issued by the Taxing Authority in connection therewith or all documents related to the Insured’s awareness of a Claim under (iii) in connection therewith.

The information provided in or pursuant to any Notice of a Claim shall be provided solely for the purpose of making a claim under this Policy. In disclosing such information, the Insured expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine or other privilege with respect to any of the matters disclosed or discussed therein. No information contained in any Notice of a Claim shall be deemed to be an admission by any Insured to any third party of any matter whatsoever (including any violation of law or breach of contract).

IV.	RIGHTS & DUTIES WITH RESPECT TO THE RULING REQUEST

(A)

The Ruling Request shall be prepared by Deloitte & Touche LLP pursuant to (and in accordance with) the requirements outlined in section 1362(f) of the Code (other than obtaining the consent of the Deceased Shareholders but subject to Section VII(B) of this Policy) and Revenue Procedure 2017-1. The facts and statements set forth in the Ruling Request shall be consistent with the information and documentation provided to the Claims Representative during underwriting of this Policy. The preparation and timely filing of the Ruling Request in accordance with Section IV of this Policy is a condition subsequent to coverage hereunder.

(B)

The Insured shall (i) promptly file the Ruling Request with the IRS as soon as reasonably practicable but no later than twenty (20) Business Days after the Inception Date, (ii) fully cooperate with the Claims Representative to pursue the Ruling Request (including filing any amendments or changes made thereto), and (iii) pursue throughout the Ruling Request process with reasonable zeal and diligence.

(C)

Prior to submitting any written submissions to the IRS with respect to the Ruling Request, the Insured shall provide the Claim Representative with a copy of any draft written submissions in reasonably sufficient time to allow the Claim Representative to review and comment on such written submissions.

(D)

The Insured shall promptly (but no later than five (5) Business Days) provide the Claim Representative with a copy of all written communications and a summary of all oral statements between the Taxpayer and the IRS during the pendency of the Ruling Request.

(E)	If the Taxpayer has a conference of right on the Ruling Request, the Claim Representative shall have the right (but not the duty) to attend and participate in the conference of right.

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(F)

The Insured shall give to the Claim Representative all information and cooperation as the Insurer may reasonably request (such request to be in writing and addressed to the Insured) and as may be permitted by law and shall take no action or fail to take any action (other than cooperate, with the consent of the Claim Representative, such consent not to be unreasonably withheld, conditioned or delayed) with the Taxing Authority with respect to the Ruling Request that may unreasonably prejudice the Insurer’s position or its potential or actual rights of recovery. During the Policy Period the Insured shall cause to be maintained the documents referred to or relied upon with respect to the Ruling Request.

V.	RIGHTS & DUTIES IN THE EVENT OF A CLAIM

(A)

The Insured shall give Notice of a Claim to the Claim Representative as soon as practicable and, in all instances, within fifteen (15) days of any notice of proposed adjustment to the Insured or any information document request of a Taxing Authority to the Insured and within thirty (30) days of any other Notice of a Claim from when a Vice President, President, COO, CEO, CFO or General Counsel of the Insured first becomes aware of the Claim. Failure to timely provide Notice of a Claim shall not excuse the Insurer from performance hereunder unless, and only to the extent that such failure actually prejudices the Insurer (which prejudice the Insurer shall bear the burden of proving). Notwithstanding the foregoing, in no event may a Notice of a Claim be delivered to the Insurer later than thirty (30) days following the Expiry Date. If Notice of a Claim is delivered to the Insurer by the Insured prior to the 30th day following the Expiry Date, then any subsequent Loss arising out of the matters identified in such Notice of a Claim shall be deemed notified to the Insurer by that Notice of a Claim.

(B)

As soon as reasonably practicable after the Insurer receives a Notice of a Claim (and in any event within sixty (60) days after receipt), the Claim Representative shall respond with the coverage position of the Insurer (including reasons in the case where the Insurer has denied claimed Loss) but only to the extent the Insurer and its advisors have reasonably sufficient information and reasonable time to review and analyze such information; provided that the Insurer shall have no obligation to independently investigate any facts not included in the Notice of a Claim. If the Insurer is not in a position to determine the coverage position based on the information provided in the Notice of a Claim, then the Insurer’s response shall state why it is unable to do so in reasonable detail. The Claim Representative shall use commercially reasonable efforts to respond to any Notice of a Claim in a manner which provides the Insured sufficient time to satisfy any litigation deadlines or similar deadlines of which the Insurer has actual knowledge that relate to the subject matter of the Notice of a Claim.

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(C)

In the event of a Claim, the Claim Representative shall have the right (but not the duty) to participate in the Examination but only to the extent that the Examination relates to proposed Additional Taxes.

(D)

Each Insured shall have a duty to use commercially reasonable steps, as reasonably requested in writing by the Claim Representative, to mitigate Loss and defend any Claim as if no insurance coverage were in force; provided that the failure of any Insured to so mitigate or defend shall only reduce the rights of the Insured to recover for Loss under this Policy to the extent of the Loss that would have been avoided by such mitigation, and the burden of proving such amount shall be on the Insurer and the Claim Representative. If a Claim implicates issues and/or items reported that would not give rise to Additional Taxes, the Taxpayer may negotiate, settle or contest such additional matters pursuant to its discretion and best judgment and the Taxpayer shall not be deemed to have failed to mitigate Loss by having exercised its discretion in such matters; provided, however, the Taxpayer shall not settle or contest any such additional matter in a manner that is intentionally designed to result in a less favorable resolution with respect to the Covered Tax Risk.

(E)

In the event of a Claim (unless the Insurer elects otherwise in writing), the Taxpayer shall timely file (or timely amend) an appropriate Power of Attorney form (e.g., IRS Form 2848) identifying as co-counsel for the Taxpayer, an additional counsel selected by the Claim Representative (“Insurer’s Counsel”). The selection of Insurer’s Counsel shall be subject to the consent of the Taxpayer, which shall not be unreasonably withheld, conditioned or delayed. The Insurer’s Counsel shall be a named representative of the Taxpayer only with respect to issues that could give rise to Additional Taxes, with no other deletions or restrictions to authority and with the right to obtain notices and other written communications. Insurer’s Counsel shall represent the interests of the Insurer. Insurer’s Counsel shall not communicate with the Taxing Authorities without the consent of the Taxpayer, which shall not be unreasonably withheld, conditioned or delayed. Insurer’s Counsel shall not have any obligation to represent or advise the Taxpayer, but shall (upon request) disclose all communications with a Taxing Authority regarding Additional Taxes to the Taxpayer. Insurer’s Counsel shall have the right to observe as a representative of the Taxpayer in any and all communications with the Taxing Authorities (whether oral or written) and to appear in any and all administrative and judicial proceedings. The Taxpayer shall not disclose to the Taxing Authorities or to any tribunal (whether administrative or judicial) that Insurer’s Counsel represents the Insurer, unless legally required to do so.

(F)

In the event of a Claim, the Taxpayer shall not settle any dispute with the Taxing Authority concerning Additional Taxes, absent the consent of the Claim Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

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(G)	Except as provided in the following paragraph, the Taxpayer shall litigate any dispute over Additional Taxes purportedly owed to the United States before the U.S. Tax Court.

(H)

Unless otherwise directed in writing by the Claim Representative, the Taxpayer shall litigate any dispute over Additional Taxes purportedly owed to the United States before the U.S. Tax Court. If the Claim Representative directs in writing the Insured to pay Additional Taxes and have any such Taxpayer seek a refund and recourse in either a U.S. District Court or the Court of Claims, the Insurer shall advance such Additional Taxes up to the Limit of Liability with the understanding that the Insured shall reimburse the Insurer if (and to the extent that) such recourse is successful.

(I)

The Insured shall give to the Claim Representative all information and cooperation as the Insurer may reasonably request (such request to be in writing and addressed to the Insured) and as may be permitted by law and shall take no action or fail to take any action (other than cooperate, with the consent of the Claim Representative, such consent not to be unreasonably withheld, conditioned or delayed) with the Taxing Authorities in any potential or actual Examination that may unreasonably prejudice the Insurer’s position or its potential or actual rights of recovery. The Claim Representative and the Insurer shall reasonably cooperate in good faith with the Insured to ensure and preserve the privileged and/or confidential status of any information shared in connection with this Policy. Without limiting the generality of the foregoing, during the Policy Period, the Insured shall (1) cause to be maintained the documents referred to or relied upon in its Covered Tax Risk; (2) not execute or grant any waiver or consent extending any statute of limitations for the assessment or collection of any Additional Taxes without the written consent of the Insurer; (3) neither waive, fail to exercise nor exercise any administrative remedies or administrative recourse without the written consent of the Insurer, which shall not be unreasonably withheld, conditioned or delayed (e.g., any right, election or opportunity to request to further a matter with the supervisor of the taxing examiner, the Taxpayer Advocate’s Office and/or an appeals officer; or to request expedited dispute resolution via Fast Track Appeals, pursuant to Rev. Proc. 2003-40, Early Referral to Appeals, pursuant to Rev. Proc. 99-28, or Accelerated Issue Resolution, pursuant to Rev. Proc. 94-67); and (4) pursue throughout the Examination with reasonable zeal and diligence its position that no Additional Taxes are owed until a Final Adjudication is rendered.

(J)

If a Claim is, in part, covered under this Policy and, in part, not covered under this Policy (for example, if a Claim relates to taxes in addition to Additional Taxes), the Insured and the Claim Representative shall fairly and reasonably allocate any Claim Expenses relating to such Claim between that which is covered and that which is not covered under this Policy

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based upon the following precepts: (1) the Insured shall direct that all outside professionals retained on its behalf use their best efforts to fairly and properly allocate the actual time incurred in directly defending a challenge to the Covered Tax Risk and other tax positions and (2) the Insured shall cooperate in the allocation process by providing all pertinent information with respect thereto. If the parties cannot reach an agreement about such allocation, the matter shall be submitted to arbitration in accordance with this Policy.

VI.	EXCLUSIONS

The Insurer shall not be liable to make any payment of Loss in connection with any Claim to the extent, and only to the extent, it arises out of or results from:

(A)

the filing of any return or amended return (including any information return, report, statement, schedule, notice, form, estimate or declaration or election, but excluding the Ruling Request) after the issuance of this Policy with any Covered Tax Jurisdiction (whether or not filed by the Insured) that is inconsistent with the Covered Tax Risk; provided, however, this exclusion shall not apply if the Insured can establish that the Insurer was not prejudiced by such filing;

(B)

a material inaccuracy (or materially misleading statement) made in the Proposal but only to the extent that the Insurer can establish (a) that the Taxpayer had Knowledge that such statement was materially inaccurate or materially misleading as of the Inception Date and (b) the Insurer was actually prejudiced by such statement in terms of the acceptance of the risk assumed by the Insurer under this Policy;

(C)

a Change of Law, provided, however, that this exclusion shall not apply to the amount of Loss imposed to any tax year, or the portion of any tax year, to which the Change of Law does not apply or to which precedes the enactment of such Change of Law;

(D)

having failed to (i) pursue the Ruling Request until a Letter Ruling has been issued to the Taxpayer, (ii) satisfy the procedural requirements outlined in section 1362(f) of the Code and Rev Proc. 2017-1 or file the required IRS Form 56, Notice Concerning Fiduciary Relationship, or (iii) satisfy any of the conditions imposed by the IRS as a condition to granting the Ruling Request, including, for example, requiring the Stockholders to make adjustments consistent with the Taxpayer having S Status during the time covered by the Ruling Request or the Trusts to file any ESBT Election within the specified time period or the Taxpayer to file a IRS Form 2553, Election by a Small Business Corporation, with the required shareholder consents within the specified time period, in case of (i), (ii) or (iii), other than obtaining the consent of the Deceased Shareholders but subject to Section VII(B) of this Policy;

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(E)

(i) the failure of the Taxpayer to qualify for S Status other than for the Filing Issues; (ii) the failure of the Trusts to qualify as an ESBT; or (iii) the inaccuracy or incorrectness of any representation or statement set forth in the Ruling Request; and

(F)

any amendment to the Purchase Agreement, corporate documents of Taxpayer, or the Ruling Request that alters the transfer of risk under this Policy or the rights or ability to seek and obtain a remedy for any Denied Relief or to recover Loss therefrom.

VII.	PARTICULAR CONDITIONS

(A)	AMENDED RETURNS

The Insured shall assure that (i) the Jonathan and Laurie Rapaport Irrevocable Trust Agreement for the benefit of Zachary H. Rapaport, dated December 29, 2005 (the “Trust FBO Zachary H. Rapaport”) and (ii) the Jonathan and Laurie Rapaport Irrevocable Trust Agreement for the benefit of Matthew T. Rapaport, dated December 29, 2005 (together with the Trust FBO Zachary H. Rapaport, the “Amending Trusts”), each file amended income tax returns (the “Amended Income Tax Returns”) and pay the correct amount of income taxes due for the period 2008 – 2012 as an ESBT prior to the filing of the Ruling Request. The filing of such Amended Income Tax Returns and payment of the correct amount of taxes is a condition subsequent to coverage hereunder. The Insured shall provide the Claims Representative documentation, including the Amended Income Tax Returns, to substantiate the satisfaction of this provision. For clarity, the filing of the Amended Income Tax Returns with the IRS and the payment of any amounts due thereunder to the IRS shall satisfy the conditions set forth in this Section VII(A). In the event that the IRS rejects the Amended Income Tax Returns and/or returns any payment received with respect to the Amended Income Tax Returns, neither the Insured nor the Amending Trusts will have any further obligation with respect thereto and the conditions set forth in this Section VII(A) shall be deemed satisfied.

(B)	DECEASED CONSENT

If the IRS either (i) refuses to rule on the Ruling Request because the Ruling Request failed to satisfy Section 1362(f)(4) of the Code due to the failure to provide the consent of the Deceased Shareholders or (ii) conditions the granting of the Ruling Request on receiving the consent of the Deceased Shareholders, the Insured shall use commercially reasonable efforts to obtain the consent of the Deceased Shareholders within the specified time period, including, but not limited to: notifying the estate and/or family of the Deceased Shareholders of the Ruling Request; informing the estate and/or family of the Deceased Shareholders of the adverse income tax implications of the S Status

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termination of Taxpayer; informing the estate and/or family of the Deceased Shareholder’s obligation to take all such action as may be necessary by such Deceased Shareholder to continue the S Status of Taxpayer pursuant to the executed subscription agreement and shareholder agreement of Taxpayer; and seek the required consents of the Deceased Shareholders. It shall be unreasonable if Insured fails to get the required consents of the Deceased Shareholders because the Insured has to incur reasonable costs. The Insured shall not disclose the existence of this Policy to the estate and/or family of the Deceased Shareholders, other than through any disclosure of the existence or terms of this Policy in any document to be filed with the Securities and Exchange Commission. The Insured shall keep the Claim Representative informed of the Insured’s efforts to obtain the consent of the Deceased Shareholders. For the avoidance of doubt, if the Insured uses commercially reasonable efforts to obtain the consent of the Deceased Shareholders and fails to obtain such consents, the Insured shall be treated as having fully complied with this Section VII(B).

VIII.	GENERAL CONDITIONS

(A)	CANCELLATION OF POLICY

The Insurer may cancel this Policy for non-payment of premium when due by sending not less than ten (10) days’ notice to the Insured at its last known address. This Policy cannot otherwise be cancelled.

(B)	SUBROGATION

In the event of any payment for Loss under this Policy, the Insurer shall be subrogated to the extent of such payment to all rights of recovery thereof, including any right to file a claim for refund with any Taxing Authority and to file suit for a credit or refund in the United States District Court or in the United States Court of Federal Claims or the applicable state court. The Insured shall execute all papers required and shall do everything that may be necessary to enable the Insurer effectively to claim these rights. These obligations shall survive the termination of the Policy. Notwithstanding anything in this Policy to the contrary, the Insurer shall not have any rights of subrogation against Holland & Knight LLP, Alston & Bird LLP and Deloitte & Touche LLP. Notwithstanding anything in this Policy to the contrary, the Insurer shall not have any rights of subrogation against the Taxpayer, any individual set forth in Exhibit 1 or any shareholder, member, officer, partner, officer, employee, agent, representative or professional of the Taxpayer (or the functional equivalents of such positions), except to the extent that the Insurer has otherwise paid Loss, and after such payment, it is determined by way of a final non-appealable adjudication that such Loss are not covered under this Policy because of the fraudulent conduct committed by such individual directly in connection with the Ruling

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Request or the Covered Tax Risk. The Insurer shall defend at its own expense and be liable for any counterclaim or third party claim asserted in connection with any subrogation claim pursued by the Insurer.

(C)	OTHER INSURANCE

If any Loss arising from a Claim is insured by another valid and collectible policy or policies, then this Policy shall apply only in excess of the amount of any deductibles, retention and limits of liability under such other policy or policies, whether such other policy or policies are stated to be primary, contributory, excess, contingent or otherwise , unless such other insurance is written specifically excess of this Policy by reference in such other policy to this Policy’s Policy Number.

Any dispute as to the applicability of, or delay in obtaining, coverage under any other insurance policy, shall not be a basis for delay or refusal of payment hereunder and the Insurer shall not use the terms of this Section VIII(C) to deny coverage hereunder; provided, further, that it is understood that the foregoing shall not limit the Insurer’s rights of subrogation against any other insurance policies or other sources of recovery to the extent provided for in this Policy. The Insured shall not be obligated to first pursue Claims against any other insurance policy or other source of recovery prior to being eligible for any payment under this Policy and if there is a dispute as to whether the coverage under this Policy shall be excess of other coverage or if other coverage shall be excess of the coverage under this Policy, the Insured may recover under this Policy and the Insurer shall be subrogated to the extent provided in this Policy to the Insured’s rights to such coverage. To the extent the payment of any deductible or retention under any other insurance policy would constitute Loss hereunder, such deductible or retention payment will be eligible for coverage pursuant to the terms and conditions of this Policy.

(D)	PORTABILITY (SUCCESSOR COVERAGE) & LOSS PAYEE COVERAGE

This Policy may be freely assigned by the Insured to (1) an affiliate of the Insured, (2) a subsequent purchaser (whether through a merger or acquisition) of either (a) the Insured, (b) the Taxpayer or (c) substantially all of the assets of the Insured or the Taxpayer. A lender to the Insured, any Taxpayer or any purchaser described in the immediately preceding sentence may, upon written notice to the Insurer, be named as a co-payee, to the extent its interests may appear, on this Policy.

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Any assignment of interests under this Policy shall become effective upon receipt of written notice of such assignment to the Insurer; provided, however, that no assignment of this Policy or any interest under this Policy shall be effective if (or to the extent that) the result would be to otherwise alter the terms of coverage under this Policy or to create multiple Claims or multiple payees for the same Claim.

(E)	MODIFICATION

No change in or modification of this Policy shall be effective except when agreed by the Insurer and Insured in writing and made by written endorsement signed by an authorized representative of the Insurer.

(F)	ARBITRATION

All disputes between the Insured and the Insurer (or Claim Representative) which may arise under or in connection with this Policy, whether arising before or after the termination of this Policy, and whether arising in connection with the interpretation of this provision of the Policy, shall be submitted to binding arbitration before the American Arbitration Association under its then prevailing Commercial Arbitration Rules. New York shall be the forum of any arbitration proceeding, unless otherwise agreed. This Policy shall be governed and construed in accordance with Delaware law, without giving effect to its conflict of laws rules or principles. The construction of this Policy shall be made in accordance with the general principles of construction with respect to negotiated agreements and without any presumption in favor of any party. A judgment may be entered on the award by any court of competent jurisdiction and the parties hereby consent to the jurisdiction of any state or federal court in the county of New York, state of New York and irrevocably waive any challenge to the jurisdiction or appropriateness of the venue of such a court including any challenge based on convenience of the forum.

The parties hereto agree that:

(1)	the speedy resolution of any disputes between them to be had as a consequence of this arbitration clause is a mutual and material inducement to enter into this Policy;

(2)

the arbitrators in any award may assess arbitration fees and expenses in favor of any party and in favor of the American Arbitration Association, in the event that any administrative fees or expenses are due the American Arbitration Association; and

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(3)	awards pursuant to this clause are intended to be the exclusive dispute resolution mechanism among the parties.

(G)	CONFIDENTIALITY

The Insured shall not disclose the existence of this Policy absent legal compulsion or the written consent of the Insurer, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Insured may disclose the existence and terms of this Policy to its attorneys, insurance brokers, lenders, investors, liquidating trustees and its advisors, auditors and tax advisors; provided, however, any disclosure of the existence or terms of this Policy in any financial statement or other document to be filed with the Securities and Exchange Commission requires the prior written consent of the Insurer, which shall not be unreasonably withheld, conditioned or delayed.

(H)	ENTIRE AGREEMENT

This Policy, including the Declarations Page, Proposal, any Schedule, any Exhibits and/or Endorsements attached hereto, constitute the entire agreement between the Insured, the Taxpayer and the Insurer relating to this insurance.

(I)	COUNTERPARTS

This Policy may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

(J)	INVALIDITY

If any provision of this Policy is or becomes invalid, illegal or unenforceable in any respect, the validity or enforceability of any other provision shall not be affected or impaired in any way.

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SCHEDULE “A”

COVERED TAX RISK

The Policy to which this Schedule is attached provides coverage, subject to its terms and conditions, for only the following tax risk for the Covered Tax Years:

The termination or invalidity of the S Status of Taxpayer solely as a result of the Filing Issues.

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SCHEDULE “B”

STATEMENT OF THE MATERIAL EVENTS REGARDING THE TAX RISK

This Statement of the Material Events Regarding the Tax Risk (the “Statement”) is part of the Proposal for the Tax Insurance Policy to which this Statement is attached (the “Policy”). Capitalized terms not defined in this Statement are defined in the Policy.

As of the Inception Date, no Insured has Knowledge that any of the following statements is materially inaccurate or misleading.

A.

Documents Provided to Concord. All of the documents provided to Concord are true and complete copies of genuine documents. It is expressly acknowledged that the final Purchase Agreement was provided to Concord prior to the issuance of this Policy.

B.	Material Information Provided to Concord.

1.

The factual statements provided to Concord during underwriting are neither materially inaccurate nor misleading and the factual statements made in the Purchase Agreement (whether as representations or scheduled disclosures) that relate to or could impact the Covered Tax Risk are neither materially inaccurate nor misleading.

2.	There are no side-letters or side-agreements as respects the Covered Tax Risk that have not been disclosed to the Insurers.

3.

Concord has been provided with (i) all trusts agreements for the Trusts and Voting Trust, (ii) copies of the Taxpayer’s Offering Circular, dated December 24, 2007 (the “Offering Circular”), the Shareholders Agreement between the Taxpayer and Stockholders (the “Shareholders Agreement”), and the Taxpayer’s Stock Subscription Agreement (“Subscription Agreement”), and (iii) a complete legend of Stockholders.

4.	To the Knowledge of the Taxpayer, the statements and representations set forth in each of the Trust affidavits, signed by the respective trustee of each Trust, is true and correct.

5.

Prior to the due diligence findings of the Seacoast Banking Corporation of Florida, Taxpayer believed that (i) it timely made an effective election to be treated as an S corporation on IRS Form 2553, Election by a Small Business Corporation, and (ii) the Trusts were permitted shareholders to own shares in Taxpayer, in each case, without invalidating the S Status of Taxpayer. Other than the Filing Issues, Taxpayer has qualified as a small business corporation within the meaning of section 1361(b) of the Code at all times since its election on January 17, 2008.

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6.

Taxpayer was incorporated on January 17, 2008, and issued shares to the Initial Stockholders on March 7, 2008. As of March 7, 2008, there were exactly 100 Initial Stockholders on the Taxpayer’s shareholder register, as set forth in Exhibit 1. Each of the Stockholders executed the Subscription Agreement. Shareholders Agreement and stockholder’s joinder to the Voting Trust prior to being issued shares of Taxpayer.

7.

Taxpayer has timely filed its U.S. federal income tax returns consistent with having a valid S corporation election in effect for all tax years since Taxpayer elected to be an S corporation. No Taxing Authority has raised any issue or challenge to the S Status of Taxpayer. Taxpayer has never been subject to a U.S. federal income tax audit since its incorporation. There is no pending Examination of Taxpayer nor has there been any written or oral correspondence from the IRS indicating that an Examination may be, or will be, commenced.

8.

Taxpayer and its Stockholders (other than the Deceased Shareholders) have agreed to make any adjustments required as a condition of obtaining relief under the inadvertent termination rule as provided under section 1362(f) of the Code that may be required by the Secretary, and each of the Initial Stockholders (other than the Deceased Shareholders) have agreed to provide the required shareholder consent in the manner provided in Treas. Reg. Section 1.1362-6(b)(1).

9.

John D. Martin, Jr., Melvin W. Tanen, William R. Martin, and Jo Ann Zuccala were Initial Stockholders of Taxpayer but are deceased. The estates of John D. Martin, Jr., Melvin W. Tanen and William R. Martin have been fully settled and closed. The shares of Taxpayer held by Jo Ann Zuccala and her husband as joint tenants with the right of survivorship, and such shares were automatically transferred to her husband upon her death. As of March 7, 2008, John D. Martin, Jr., Melvin W. Tanen, William R. Martin and Jo Ann Zuccala each owned (directly and indirectly by attribution) 8.4%, 0.85%, 4.2% and 0.21% of Taxpayer, respectively.

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ENDORSEMENT NO. 1

POLICYHOLDER DISCLOSURE

ACCEPTANCE OR REJECTION OF TERRORISM

INSURANCE COVERAGE

You are hereby notified that under the Terrorism Risk Insurance Act, as amended, that you have a right to purchase insurance coverage for losses resulting from acts of terrorism, as defined in Section 102(1) of the Act: The term “act of terrorism” means any act that is certified by the Secretary of the Treasury—in concurrence with the Secretary of State, and the Attorney General of the United States—to be an act of terrorism; to be a violent act or an act that is dangerous to human life, property, or infrastructure; to have resulted in damage within the United States, or outside the United States in the case of certain air carriers or vessels or the premises of a United States mission; and to have been committed by an individual or individuals as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion.

YOU SHOULD KNOW THAT WHERE COVERAGE IS PROVIDED BY THIS POLICY FOR LOSSES RESULTING FROM CERTIFIED ACTS OF TERRORISM, SUCH LOSSES MAY BE PARTIALLY REIMBURSED BY THE UNITED STATES GOVERNMENT UNDER A FORMULA ESTABLISHED BY FEDERAL LAW. HOWEVER, YOUR POLICY MAY CONTAIN OTHER EXCLUSIONS WHICH MIGHT AFFECT YOUR COVERAGE, SUCH AS AN EXCLUSION FOR NUCLEAR EVENTS. UNDER THE FORMULA, THE UNITED STATES GOVERNMENT GENERALLY REIMBURSES 85% OF COVERED TERRORISM LOSSES EXCEEDING THE STATUTORILY ESTABLISHED DEDUCTIBLE PAID BY THE INSURANCE COMPANY PROVIDING THE COVERAGE. THE PREMIUM CHARGED FOR THIS COVERAGE IS PROVIDED BELOW AND DOES NOT INCLUDE ANY CHARGES FOR THE PORTION OF LOSS THAT MAY BE COVERED BY THE FEDERAL GOVERNMENT UNDER THE ACT.

YOU SHOULD ALSO KNOW THAT THE TERRORISM RISK INSURANCE ACT, AS AMENDED, CONTAINS A $100 BILLION CAP THAT LIMITS U.S. GOVERNMENT REIMBURSEMENT AS WELL AS INSURERS’ LIABILITY FOR LOSSES RESULTING FROM CERTIFIED ACTS OF TERRORISM WHEN THE AMOUNT OF SUCH LOSSES IN ANY ONE CALENDAR YEAR EXCEEDS $100 BILLION. IF THE AGGREGATE INSURED LOSSES FOR ALL INSURERS EXCEED $100 BILLION, YOUR COVERAGE MAY BE REDUCED.

Based upon your election made as part of your signed conditional binder, you have either accepted or rejected Terrorism Insurance Coverage as set forth below.

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Acceptance or Rejection of Terrorism Insurance Coverage

Elected	I hereby elect to purchase terrorism coverage for a prospective premium of $0,00 (NONE).

o	I hereby decline to purchase terrorism coverage for certified acts of terrorism. I understand that I will have no coverage for losses resulting from certified acts of terrorism.

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ENDORSEMENT NO: 2

COMPLIANCE WITH

U.S. TREASURY DEPARTMENT’S

OFFICE OF FOREIGN ASSETS CONTROL (“OFAC”)

OFAC administers and enforces sanctions policy, based on Presidential declarations of “national emergency”. On an ongoing basis OFAC identifies and lists numerous individuals, entities and sanctions with respect to a particular country as “Specially Designated Nationals and Blocked Persons.” Such individuals and entities include but are not limited to:

•	Foreign agents;

•	Front organizations;

•	Terrorists;

•	Terrorist Organizations; and

•	Narcotics traffickers;

This list of Specially Designated Nationals and Blocked Persons can be located on the United States Treasury’s web site - http://www.treasury.gov/offices/enforcement/ofac/

In accordance with OFAC regulations, if it is determined that an Insured or any person or entity claiming the benefits of this insurance has violated U.S. sanctions laws or regulations or is a Specially Designated National and Blocked Person, as identified by OFAC, this insurance will be considered a blocked or frozen contract and all provisions of this insurance are immediately subject to the laws and regulations administered and enforced by OFAC. When an insurance policy is considered to be a blocked or frozen contract, no payment or premium refunds may be made without authorization from OFAC. Other limitations on the premiums and payments may also apply.

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EXHIBIT “1”

INITIAL STOCKHOLDERS REGISTER

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